UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934
(Amendment No. )

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BlueLinx Holdings Inc.
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BlueLinx Holdings Inc.
4300 Wildwood Parkway
Atlanta, Georgia 30339
April __, 2015
Dear Stockholder:
I am pleased to invite you to the 2015 Annual Meeting of Stockholders of BlueLinx Holdings Inc. The meeting will be held at our headquarters at 4300 Wildwood Parkway, Atlanta, Georgia 30339 on Thursday, May 21, 2015, at 1:00 p.m. Eastern Daylight Saving Time. The matters to be voted upon at the meeting are listed in the accompanying notice of the Annual Meeting, and are described in more detail in the accompanying proxy statement and proxy card. Whether or not you plan to attend the Annual Meeting, please complete, date, sign, and mail promptly the enclosed proxy card in the envelope provided to ensure that your vote will be counted. If you attend the meeting, you will, of course, have the right to revoke the proxy and vote your shares in person.
On behalf of the Board of Directors, management, and associates of BlueLinx, I extend our appreciation for your continued support and look forward to meeting with you.

Very truly yours,
Mitchell B. Lewis
President and Chief Executive Officer

BLUELINX HOLDINGS INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2015 Annual Meeting of Stockholders of BlueLinx Holdings Inc. will be held at our headquarters at 4300 Wildwood Parkway, Atlanta, Georgia 30339 on Thursday, May 21, 2015, at 1:00 p.m. Eastern Daylight Saving Time, for the following purposes:

1.	to elect nine directors to hold office until the 2016 annual meeting of stockholders, or until their successors are duly elected and qualified;

2.	to ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for fiscal year 2015;

3.	to approve an amendment to the BlueLinx Holdings Inc. Second Amended and Restated Certificate of Incorporation to provide for a Delaware forum selection clause;

4.	to hold an advisory, non-binding vote to approve the executive compensation described in this Proxy Statement; and

5.	to transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

Stockholders of record at the close of business on April 6, 2015, will be entitled to notice of and to vote at the meeting or any postponements or adjournments of the meeting.

The Board of Directors recommends voting FOR its nominees for director and FOR proposals 2 through 4.

Whether or not you expect to be present in person at the meeting, please sign and date the accompanying proxy and return it promptly in the enclosed postage-paid reply envelope. This will assist us in preparing for the meeting.

By Order of the Board of Directors,

Sara E. Epstein
Vice President, General Counsel and Secretary

April __, 2015
Atlanta, Georgia

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON THURSDAY, MAY 21, 2015

BlueLinx Holdings Inc. is providing access to its proxy materials both by sending you this full set of proxy materials and by notifying you of the availability of its proxy materials on the Internet.

You may access the following proxy materials as of the date they are first mailed to our stockholders by visiting www.proxyvote.com:

•Notice of 2015 Annual Meeting of Stockholders to be held on Thursday, May 21, 2015;
•Proxy Statement for 2015 Annual Meeting of Stockholders to be held on Thursday, May 21, 2015; and
•Annual Report on Form 10-K for the fiscal year ended January 3, 2015.

These proxy materials are available free of charge and will remain available through the conclusion of the Annual Meeting. In accordance with SEC rules, the proxy materials on the site are searchable, readable, and printable; and the site does not have “cookies” or other tracking devices which identify visitors.

The enclosed proxy is being solicited by the Board of Directors of BlueLinx Holdings Inc. (“BlueLinx,” “us,” “we,” “our,” or the “Company”) for the 2015 Annual Meeting of Stockholders or any postponement or adjournment of the meeting, for the purposes set forth in the accompanying “Notice of Annual Meeting of Stockholders.”
Copies of this proxy statement, the form of proxy and the annual report will first be mailed to stockholders on or about April __, 2015. The proxy statement and annual report are also available on the investor relations page of our website at www.bluelinxco.com or www.proxyvote.com.
Attending the Annual Meeting
The Annual Meeting will be held at our headquarters at 4300 Wildwood Parkway, Atlanta, Georgia 30339, on Thursday, May 21, 2015, at 1:00 p.m. Eastern Daylight Saving Time. For directions to the meeting please contact our investor relations department at 770-953-7000. Holders of our common stock as of the close of business on April 6, 2015, will be entitled to attend and vote at the meeting.

i

BLUELINX HOLDINGS INC.
4300 Wildwood Parkway
Atlanta, Georgia 30339
770-953-7000
GENERAL INFORMATION

Why did I receive this proxy statement?
This proxy statement is furnished in connection with the solicitation of proxies on behalf of our Board of Directors (the “Board”) to be voted at the annual meeting of our stockholders to be held on May 21, 2015, and any adjournment or postponement thereof, for the purposes set forth in the accompanying “Notice of Annual Meeting of Stockholders.” The meeting will be held at our headquarters, 4300 Wildwood Parkway, Atlanta, Georgia 30339, on Thursday, May 21, 2015, at 1:00 p.m. Eastern Daylight Saving Time. This proxy statement and accompanying proxy card are being first sent or given to our stockholders on or about April __, 2015. Our Annual Report on Form 10-K for the fiscal year ended January 3, 2015, accompanies this proxy statement.
Who is soliciting my vote?
Our Board is soliciting your vote at the 2015 Annual Meeting of Stockholders of BlueLinx Holdings Inc.
Who is entitled to vote?
Only our stockholders of record at the close of business on April 6, 2015, the “Record Date,” are entitled to receive notice of the meeting, attend the meeting and to vote the shares of our common stock that they held on that date at the meeting, or any adjournment thereof. Each outstanding share that you own as of the Record Date entitles you to cast one vote on each matter to be voted upon.
Who can attend the meeting?
All stockholders of record as of the close of business on the Record Date, or their duly appointed proxies, may attend the meeting. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport.
Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the Record Date. If you are a stockholder of record, your name will appear on our stockholder list.
What will I vote on?
Four items:

•	the election of nine directors to our Board;

•	the ratification of BDO USA, LLP as our independent registered public accounting firm for fiscal year 2015;

•	the approval of an amendment to the BlueLinx Holdings Inc. Second Amended and Restated Certificate of Incorporation; and

•	an advisory, non-binding vote to approve the executive compensation described in this Proxy Statement.
Will there be any other items of business on the agenda?
We do not expect any other items of business at the meeting. Nonetheless, if an unforeseen matter is raised, your proxy will give discretionary authority to the persons named on the proxy to vote on any other matters that may be brought before the meeting. These persons will use their best judgment in voting your proxy.
How many votes must be present to conduct business at the meeting?
The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of our common stock outstanding on the Record Date will constitute a quorum, permitting business to be conducted at the meeting. As of the Record Date, we had 89,416,236 shares of common stock outstanding. Proxies received but marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.
How do I vote?
If you complete and properly sign the accompanying proxy card and return it to us, it will be voted as you direct. If you are a registered stockholder and attend the meeting, you may deliver your completed proxy card in person. “Street name” stockholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

Can I change my vote after I return my proxy card?
Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing either a notice of revocation or a duly executed proxy bearing a later date with our Corporate Secretary, at our principal executive offices, BlueLinx Holdings Inc., attn: Corporate Secretary, 4300 Wildwood Parkway, Atlanta, Georgia 30339. The powers of the proxy holder(s) will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.
What are the recommendations of our Board of Directors?
Our Board recommends a vote FOR the election of the nominated slate of directors, FOR the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for fiscal year 2015, FOR the amendment to the BlueLinx Holdings Inc. Second Amended and Restated Certificate of Incorporation, and FOR the approval, on an advisory basis, of the executive compensation described in this Proxy Statement.
What vote is required to approve each item?
Election of Directors. A nominee will be elected as a director if he receives a plurality of the votes cast at the meeting. “Plurality” means that the nominees receiving the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting. In other words, the nine director nominees receiving the most votes will be elected. Broker non-votes or marking your proxy card to withhold authority for all or some nominees will have no effect on the election of directors.
Ratification of Independent Registered Public Accounting Firm. The affirmative vote of the holders of a majority of the shares present or represented by proxy and entitled to vote is required to ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for fiscal year 2015. As a result, abstentions will have the effect of a vote “against” the proposal; however, broker non-votes will have no effect on this proposal. If our stockholders fail to ratify the selection, the Audit Committee may, but is not required to, reconsider whether to retain that firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent auditing firm at any time during the fiscal year if it determines that such a change would be in our best interests and that of our stockholders.
Approval of an amendment to the BlueLinx Holdings Inc. Second Amended and Restated Certificate of Incorporation to provide for a Delaware forum selection clause. Under Delaware law, the affirmative vote of a majority of the shares outstanding and entitled to vote is required to amend the Company’s Second Amended and Restated Certificate of Incorporation to provide for a Delaware forum selection clause. As a result, abstentions and broker non-votes will have the effect of a vote “against” the proposal.
Approval on a non-binding, advisory basis of the compensation of the Company’s named executive officers. Adoption of a resolution approving, on a non-binding, advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables, and narrative discussion of this proxy statement, requires the affirmative vote of the holders of a majority of the shares present or represented by proxy and entitled to vote. As a result, abstentions will have the effect of a vote “against” the proposal; however, broker non-votes will have no effect on this proposal.
What if I don’t vote for some or all of the matters listed on my proxy card?
If you are a registered stockholder and you return a signed proxy card without indicating your vote for some or all of the matters, your shares will be voted as follows for any matter you did not indicate a vote on:

•	FOR the director nominees to the Board listed on the proxy card;

•	FOR the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for fiscal year 2015;

•	FOR the amendment to the BlueLinx Holdings Inc. Second Amended and Restated Certificate of Incorporation; and

•	FOR the approval, on an advisory, non-binding basis, of the executive compensation described in this Proxy Statement.
How will proxies be solicited?
Proxies will be solicited by mail. Proxies may also be solicited by our officers and regular employees personally or by telephone or facsimile, but such persons will not be specifically compensated for such services. Banks, brokers, nominees, and other custodians and fiduciaries will be reimbursed for their reasonable out-of-pocket expenses in forwarding soliciting material to their principals, the beneficial owners of our common stock. We will pay the expense of preparing, assembling, printing, mailing, and soliciting proxies.
Is there electronic access to the proxy materials and annual report?
Yes. The materials will be available, as of the date they were first mailed to our stockholders, by visiting www.proxyvote.com. In addition, this proxy statement and our Annual Report on Form 10-K are available on our website at www.bluelinxco.com.

ITEMS OF BUSINESS TO BE ACTED ON AT THE MEETING

PROPOSAL 1:
ELECTION OF DIRECTORS

Our Board presently consists of nine members. Pursuant to the Company’s bylaws, the Board has nominated nine persons for election as directors of the Company at the 2015 Annual Meeting of Stockholders. Each of our current directors has been nominated for reelection and has consented to stand for reelection.
The terms of all of the members of our Board will expire at the next annual meeting after their election, or when their successors, if any, are elected and appointed. If you do not wish your shares of common stock to be voted for particular nominees, you may so indicate on the enclosed proxy card. If, for any reason, any of the nominees become unavailable for election, the individuals named in the enclosed proxy card may exercise their discretion to vote for any substitutes proposed by the Board. At this time, the Board knows of no reason why any nominee might be unavailable to serve.
Our Board unanimously recommends a vote FOR each of the following nominees:
•Kim S. Fennebresque
•Richard S. Grant
•Roy W. Haley
•Ronald E. Kolka
•Mitchell B. Lewis
•Steven F. Mayer
•Gregory S. Nixon
•Alan H. Schumacher
•M. Richard Warner
Biographical and other information about these nominees can be found under “Identification of Executive Officers and Directors” elsewhere in this proxy statement.

PROPOSAL 2:
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board has selected BDO USA, LLP to serve as our independent registered public accounting firm for fiscal year 2015. BDO USA, LLP has served as our independent registered public accounting firm since April 8, 2015. Prior to such time, Ernst & Young LLP served as our independent registered public accounting firm. See “Change in Independent Public Registered Public Accounting Firm” below.
While stockholder ratification of the selection of BDO USA, LLP as our independent registered public accounting firm is not required by our bylaws or otherwise, our Board is submitting the selection of BDO USA, LLP to our stockholders for ratification. If our stockholders fail to ratify the selection, the Audit Committee may, but is not required to, reconsider whether to retain that firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent auditing firm at any time during the fiscal year if it determines that such a change would be in our best interests and that of our stockholders.
BDO USA, LLP has advised us that it has no direct, nor any material indirect, financial interest in us or any of our subsidiaries. We expect that representatives of BDO USA, LLP will be present at the meeting to make any statement they may desire and to respond to appropriate questions from our stockholders. The Company does not expect that a representative of Ernst & Young LLP will be present at the Annual Meeting.
Fees Paid To Independent Registered Public Accounting Firm
The following table presents the aggregate fees billed by Ernst & Young LLP for professional services for fiscal 2014 and 2013, by category as described in the notes to the table:

	2014	2013
Audit Fees (1)	$1,299,298	$1,743,175
All Other Fees (2)	1,995	1,995
TOTAL (3)	$1,301,293	$1,745,170

(1)
Consists of fees related to audits of our consolidated financial statements, reviews of interim financial statements, and disclosures in filings with the Securities and Exchange Commission (“SEC”). Audit fees also included fees related to the audit of internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	Represents fees for online technical resources.

(3)
There were no Audit-Related Fees, fees for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees” in fiscal 2014 and fiscal 2013. There were no Tax Fees, fees for professional services provided for the review of tax returns prepared by the company; assistance with international tax compliance; or assistance related to the tax impact of proposed and completed transactions in fiscal 2014 and fiscal 2013.

Pre-Approval of Audit and Non-Audit Services
The charter of the Audit Committee provides that the Audit Committee is responsible for the pre-approval of all material audit services and non-audit services to be performed for us by our independent registered public accounting firm. All audit and non-audit work described above was pre-approved by the Audit Committee. The Audit Committee may delegate to one or more of its members the authority to grant such pre-approvals. The decisions of any such member shall be presented to the full Audit Committee at each of its scheduled meetings.
Change in Independent Registered Public Accounting Firm
The Audit Committee has completed a competitive process to review the appointment of the Company’s independent registered public accounting firm for the year ending January 2, 2016. As a result of this process, on April 8, 2015, the Audit Committee engaged BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 2, 2016, and dismissed Ernst & Young LLP from that role.
Ernst & Young LLP’s reports on the Company’s consolidated financial statements as of and for the fiscal years ended January 3, 2015, and January 4, 2014, did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. The audit reports of Ernst & Young LLP on the effectiveness of internal control over financial reporting as of January 3, 2015, and January 4, 2014, did not contain any adverse opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

During the fiscal years ended January 3, 2015, and January 4, 2014, and the subsequent interim period through April 8, 2015, there were (i) no “disagreements” within the meaning of Item 304(a)(1)(iv) of Regulation S-K, between the Company and Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young LLP, would have caused Ernst & Young LLP to make reference to the subject matter of the disagreement in their reports on the financial statements for such years; and (ii) no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.
The Company provided Ernst & Young LLP with a copy of the disclosures made in this proxy statement and the Current Report on Form 8-K filed on April 3, 2015 (the “Report”) prior to the time the Report was filed with the SEC. The Company requested that Ernst & Young LLP furnish a letter addressed to the SEC stating whether or not it agrees with the statements made therein. A copy of Ernst & Young LLP’s letter dated April 2, 2015, was attached as Exhibit 16.1 to the Report.
During the fiscal years ended January 3, 2015, and January 4, 2014, and the subsequent interim period through April 8, 2015, neither the Company nor anyone acting on its behalf has consulted with BDO USA, LLP with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to the Company that BDO USA, LLP concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue or (ii) any matter that was either the subject of a “disagreement” or “reportable event” within the meaning of Item 304(a)(1) of Regulation S-K.
Our Board recommends a vote FOR the ratification of BDO USA, LLP as our independent registered public accounting firm for fiscal year 2015.

PROPOSAL 3:
AMENDMENT TO SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

General
The Company’s Board has adopted, declared advisable, and is submitting for stockholder approval a proposal to amend the Company’s Second Amended and Restated Certification of Incorporation to add a new Article IX providing that, with certain exceptions, a court in the State of Delaware be the exclusive forum for certain legal actions (the “Article IX Amendment”).
The form of the Article IX Amendment is as follows:
“The following is hereby added as Article IX of the Second Amended and Restated Certificate of Incorporation of the Corporation:
ARTICLE IX
Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of fiduciary duty owed by any director, officer, employee or other agent of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, the Corporation’s Second Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws, or (d) any action asserting a claim governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court located within the State of Delaware or, if no state court located within the State of Delaware has jurisdiction, the federal district court of the District of Delaware) and such court shall have the fullest authority allowed by law to issue an anti-suit injunction to enforce this forum selection clause and to preclude suit in any other forum. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article IX.
If any provision contained in this Article IX is held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article IX (including, without limitation, each portion of any sentence of this Article containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.”
Summary
If this proposal is approved, a stockholder bringing a claim subject to Article IX will be required to bring that claim in the Court of Chancery in the State of Delaware. If the Court of Chancery does not have jurisdiction for the claim, then the claim must be brought in another state court in the State of Delaware. If no state court located within the State of Delaware has jurisdiction, then the claim must be brought in the federal district court in the District of Delaware.
In addition, the stockholder bringing a claim subject to Article IX may be required by that provision to bring other related claims in the Court of Chancery (or a state or federal court in the State of Delaware if the Court of Chancery does not have jurisdiction), even if such other related claims do not fall within one of the enumerated categories set forth in clauses (a) through (d) in Article IX. However, any such other related claim will not have to be brought in the Court of Chancery (or such other Delaware court) if:

•	exclusive jurisdiction with respect to such claim is vested in a court or forum other than the Court of Chancery (or such other Delaware court in which the original claim is being adjudicated); or

•	the Court of Chancery (or such other Delaware court in which the original claim is being adjudicated) does not have subject matter jurisdiction with respect to such claim.
The Company may decide that it is in the best interests of the Company and its stockholders to bring an action in a forum other than the Court of Chancery (or a state or federal court in the State of Delaware if the Court of Chancery does not have jurisdiction), and it may consent in writing to the selection of an alternative forum.
The proposal provides that the applicable Delaware court will have the fullest authority allowed by law to issue an anti-suit injunction to enforce this provision. In addition, any person who acquires an interest in the stock of the Company will be deemed to have notice of this provision and consent to personal jurisdiction in the applicable Delaware court.

Article IX would not apply to claims brought against the Company except for those enumerated in Article IX.
Background and Reasons for the Proposed Amendment
This amendment is intended to assist the Company in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise, and should promote efficiency and cost-savings in the resolution of such claims. The Board believes that Delaware courts are best suited to address disputes involving such matters given that the Company is incorporated in Delaware, Delaware law generally applies to such matters, and the Delaware courts have a reputation for expertise in corporate law matters. Delaware offers a specialized Court of Chancery to address corporate law matters, with streamlined procedures and processes which help provide relatively quick decisions. This accelerated schedule can minimize the time, cost, and uncertainty of litigation for all parties. The Court of Chancery has developed considerable expertise with respect to corporate law issues, as well as a substantial and influential body of case law construing Delaware’s corporate law and long-standing precedent regarding corporate governance. This provides stockholders and the Company with more predictability regarding the outcome of intra-corporate disputes. In the event the Court of Chancery does not have jurisdiction, the other state courts or federal district court located in Delaware would be the most appropriate forums because these courts have more expertise on matters of Delaware law compared to other jurisdictions.
In addition, this amendment would promote judicial fairness and avoid conflicting results, as well as make the Company’s defense of applicable claims less disruptive and more economically feasible, principally by avoiding duplicative discovery. It is important to note that this action by the Board is not being taken in reaction to any specific litigation confronting the Company; rather, this action is being taken on a prospective basis to prevent future harm to BlueLinx and its stockholders.
For these reasons, the Board believes that providing for Delaware as the exclusive forum for the types of disputes described above is in the best interests of the Company and its stockholders. At the same time, the Board believes that the Company should retain the ability to consent to an alternative forum on a case-by-case basis where the Company determines that its interests and those of its stockholders are best served by permitting such a dispute to proceed in a forum other than in Delaware.
The exclusive forum provision in Article IX provides that it will not be enforceable to the extent it is held to be invalid, illegal or unenforceable. State courts in which applicable claims are asserted in contravention of Article IX must be willing to enforce its terms. It cannot be assured that all state courts will determine such an exclusive forum provision to be enforceable or will be willing to force the transfer of such proceedings to the Delaware courts.
A conformed version of the Company’s Second Amended and Restated Certification of Incorporation, as amended by this Proposal 3, is attached hereto as Appendix “A”. If approved by our stockholders, the amendment will be effective upon filing with the Secretary of State of the State of Delaware, which we intend to do promptly after stockholder approval is obtained.
Vote Required
Under Delaware law, the affirmative vote of a majority of the shares outstanding and entitled to vote is required for the approval of this proposed amendment to the Company’s Second Amended and Restated Certificate of Incorporation. As a result, abstentions and broker non-votes will have the effect of a vote “against” the proposal.
Our Board unanimously recommends a vote FOR the approval of the amendment to the BlueLinx Holdings Inc. Second Amended and Restated Certificate of Incorporation.

PROPOSAL 4:
ADVISORY, NON-BINDING VOTE TO APPROVE THE
COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

As required pursuant to Section 14A of the Exchange Act, we seek a non-binding advisory vote from our stockholders to approve the compensation of our executives as described under “Compensation Discussion and Analysis” (“CD&A”) and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this proxy statement. This proposal, commonly known as a say-on-pay proposal, gives our stockholders the opportunity to express their views on our executive compensation. Because your vote is advisory, it will not be binding on the Board. However, the Compensation Committee will take into account the outcome of the vote when making future executive compensation decisions. At our 2011 Annual Meeting, our stockholders voted to hold a stockholder advisory vote to approve the compensation of the Company’s named executive officers annually. Accordingly, we presently intend to hold annual say-on-pay votes. At our 2014 Annual Meeting of Stockholders, our stockholders overwhelmingly approved our say-on-pay proposal, with over 97 percent of the votes cast approving the 2013 executive compensation described in our 2014 proxy statement. Based on this strong support from our stockholders, we believe our compensation programs are effectively designed and continue to be aligned with the interests of our stockholders.
As discussed below in our CD&A, our primary goal is to establish a compensation program that serves the long-term interests of the Company and our stockholders by aligning management’s interests with that of our stockholders through equity ownership and by promoting the attainment of certain individual and corporate goals. In addition, our compensation program is designed to attract and retain top quality executives with the qualifications necessary for the long-term financial success of the Company. Key elements of our compensation philosophy include:

•	Compensation decisions are driven by a pay-for-performance philosophy, which takes into account performance by both the Company and the individual;

•	Performance is determined with reference to pre-established goals, both with respect to the Company and the individual, which we believe enhances the individual executive’s performance;

•	Where possible, a significant component of total direct compensation should consist of variable compensation;

•	Total compensation opportunity should be comparable to the median ranges in the marketplace within which we compete; and

•	Increased compensation can be earned through an individual’s increased contribution to the Company.
The Compensation Committee has and will continue to take action to structure our executive compensation practices in a manner that is performance-based with a view towards serving the long-term interests of the Company and our stockholders. The Board believes that the executive compensation as described in this proxy statement aligns with our compensation philosophy.
Our Board recommends a vote FOR the following advisory resolution:
“RESOLVED, that the compensation paid to the Company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the CD&A, the compensation tables and narrative discussion, is hereby approved.”

INFORMATION ABOUT THE BOARD OF DIRECTORS
Our Board met six times during 2014. Each incumbent director attended at least 75% of the total of all Board and committee meetings the director was entitled to attend during 2014.
Our Board has reviewed the independence of each of its members based on the criteria for independence set forth under applicable securities laws, including the Securities Exchange Act of 1934, as amended (the “Exchange Act”), applicable rules and regulations of the SEC, and applicable rules and regulations of the NYSE. The NYSE Listed Company Manual and corresponding listing standards provide that, in order to be independent, the Board must determine that a director has no material relationship with the Company other than as a director. The Board has reviewed the relationships between each Board member and the Company. We believe that, as of the date of our Annual Meeting, three of the current members of our Board do not meet the independence standards promulgated under the listing standards of the NYSE. Two of the current members of our Board, Messrs. Mayer and Nixon, are current employees of Cerberus ABP Investor LLC, an affiliate of Cerberus Capital Management, L.P. (“Cerberus”), and Mr. Lewis is the Company’s President and Chief Executive Officer. As further described under “Controlled Company,” below, we are exempt from the requirement that our Board be composed of a majority of independent directors. Nevertheless, the Board currently is comprised of a majority of independent directors, and will continue to be comprised of a majority of independent directors if the nine persons nominated by the Board for reelection as directors are reelected.
Our business and affairs are managed by our Board. To assist it in carrying out its responsibilities, our Board has established the three standing committees described below, under “Committees of the Board of Directors.” The charter for each of these committees, as currently in effect, may be found on our website, www.bluelinxco.com. Each of these committees has the right to retain its own legal counsel and other advisors. While we do not have a formal attendance policy, all of our directors are encouraged to attend our Annual Meeting of Stockholders. Six of our nine directors attended the 2014 Annual Meeting of Stockholders.
Board Structure and Risk Oversight
We have separate persons serving as Chairman of the Board and Chief Executive Officer. Roy W. Haley is our Chairman of the Board. Mitchell B. Lewis is our President and Chief Executive Officer. The Chairman of the Board provides general oversight and high level strategic planning for the Company while the Chief Executive Officer manages the business of the organization with a focus on daily operations as they relate to the Company’s long-term strategy. We believe this structure is appropriate for the Company at this time as it keeps board leadership separate from operational management.
Our Board monitors our exposure to a variety of risks. Risks may be addressed from time to time by the full Board or by one or more of our Board Committees. Senior management is responsible for identifying and managing material risks faced by the Company and periodically reports on such risks to the full Board or to the appropriate committee. Our Audit Committee Charter gives the Audit Committee responsibilities and duties that include discussing with management, the internal audit department, and the independent auditors our major financial and enterprise risk exposures and the steps management has taken to monitor, control, and minimize such exposures. Liquidity risk, credit risk, and risks associated with our debt facilities and cash management are handled primarily by our finance and accounting department, which provides regular reports to our Audit Committee. The Compensation Committee is responsible for reviewing whether our compensation programs encourage excessive risk taking by senior executive management. The Nominating and Governance Committee is responsible for monitoring risk of fraud and other misconduct by reviewing related-party transactions and waivers to our Code of Ethical Conduct. General business and operational risks are handled primarily by senior executive management, which discusses any such risks as necessary during its regular meetings with the Board. The Company also has established a risk committee, comprised of functional area leaders within the Company, which assists the internal audit group with monitoring and addressing the Company’s risks.
Lead Director
The lead director’s duties generally include serving as the chairperson for all executive sessions of the non-management directors and communicating to the Chief Executive Officer the results of non-management executive board sessions. Mr. Haley, the Chairman of the Board, currently serves as the Company’s lead director. Any interested party may contact the lead director by directing such communications to the lead director c/o Corporate Secretary, BlueLinx Holdings Inc., 4300 Wildwood Parkway, Atlanta, Georgia 30339. Any such correspondence received by us will be forwarded to the lead director.

Committees of the Board of Directors
The Audit Committee
Our Board established a separately-designated standing Audit Committee in accordance with Section 3(a)(58)(A) of the Exchange Act. The purpose of the Audit Committee is to assist our Board in fulfilling its responsibilities to oversee our financial reporting process, including monitoring the integrity of our financial statements and the independence and performance of our internal and external auditors. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. The Audit Committee met eight times in 2014.
The Audit Committee currently consists of Messrs. Schumacher (Chairman), Fennebresque, and Grant. Based on its review, the Board has affirmatively determined, by resolution of the Board as a whole, that the directors serving on the Audit Committee have no material relationship with us or any other matter of any kind that would impair their independence and, therefore, satisfy the requirements to be considered independent under the rules of the SEC and the listing standards of the NYSE applicable to audit committee membership, and each meets the NYSE’s financial literacy requirements. Our Board has determined that Mr. Schumacher is an “audit committee financial expert,” as such term is defined under the applicable rules of the SEC and that the simultaneous service on more than three audit committees of public companies by Mr. Schumacher neither impairs his ability to serve on the Audit Committee, nor represents or in any way creates a conflict of interest for the Company.
The Audit Committee operates pursuant to a written charter, a copy of which can be found on our website at www.bluelinxco.com. Additionally, the Audit Committee Charter is available in print to any stockholder who requests it by writing to BlueLinx Holdings Inc., attn: Corporate Secretary, 4300 Wildwood Parkway, Atlanta, Georgia 30339. Pursuant to the terms of its written charter, the Audit Committee may delegate certain of its duties and responsibilities to a subcommittee consisting of one or more members of the Audit Committee.
The Audit Committee has adopted a procedure to receive allegations on any fraudulent accounting issues through a toll-free telephone number as set forth in our Code of Ethical Conduct. See “Corporate Governance Guidelines and Code of Ethical Conduct” below.
The Compensation Committee
The Compensation Committee oversees the determination of all matters relating to employee compensation and benefits and is empowered to: (1) establish a compensation policy for executive officers, including setting base salaries and incentive compensation; (2) review compensation practices, trends, and risks that may be created by the design of our compensation programs; (3) establish compensation levels for executive officers; (4) approve employment contracts; (5) administer our equity and other incentive plans; (6) work in conjunction with the Board on management succession planning; and (7) undertake administration of other employee benefit plans. The Compensation Committee currently consists of Messrs. Warner (Chairman), Grant, Nixon, and Schumacher. The Compensation Committee met five times during 2014. As further described under “Controlled Company” below, because we are a “controlled company,” we are exempt from the requirement that the Compensation Committee be comprised solely of independent directors. As discussed above, our Board has affirmatively determined that Messrs. Warner, Grant and Schumacher each are independent. Mr. Nixon is a current employee of Cerberus and as such is not considered independent.
The Compensation Committee has continued to engage Meridian Compensation Partners, LLC (“Meridian”) as its independent compensation consultant to serve as an advisor to the Committee on executive and outside director compensation issues and to provide recommendations as to executive and outside director compensation levels. Meridian provided an updated compensation benchmarking study to the Compensation Committee in March 2015. The Compensation Committee reviewed the updated benchmarking study and intends to utilize this study in making fiscal 2015 compensation decisions. However, the Committee did not benchmark the compensation of the named executive officers during fiscal 2014. Meridian did not provide any other services to the Company in fiscal 2014 in excess of $120,000. The Committee has evaluated Meridian's independence as its compensation consultant by considering each of the independence factors adopted by the NYSE and the SEC. Based on such evaluation, the Committee determined that there are no conflicts of interest between any of our directors or executive officers and Meridian.
The Compensation Committee operates pursuant to a written charter, a copy of which can be found on our website at www.bluelinxco.com. Additionally, the charter is available in print to any stockholder who requests it by writing to BlueLinx Holdings Inc., attn: Corporate Secretary, 4300 Wildwood Parkway, Atlanta, Georgia 30339. Pursuant to the terms of its written charter, the Compensation Committee may delegate certain of its duties and responsibilities to a subcommittee consisting of one or more members of the Compensation Committee, or to executive officers of the Company.
For more information on the role of the Compensation Committee and its processes and procedures for considering and determining executive officer compensation, see “Compensation Discussion and Analysis” in this proxy statement.

The Nominating and Governance Committee
The Nominating and Governance Committee was formed during fiscal 2014. Prior to this, nominating and governance matters were considered at meetings of our full Board. The Nominating and Governance Committee is empowered to: (1) oversee the composition of the Board and its committees; (2) develop and maintain the Company’s corporate governance policies and related matters, including evaluating any waivers to the Company’s Code of Ethical Conduct; (3) establish and oversee a process for the annual evaluation of the Board and each committee; (4) review and approve or ratify all related-party transactions or relationships involving a Board member or officer of the Company; (5) oversee director succession planning; (6) review requests by executive management to serve on outside board of directors of other for-profit companies; and (7) identify and communicate to the Board relevant and current and emerging corporate and governance trends, issues, and practices and overseeing the continuing education program for directors and the orientation program for new directors.
The Nominating and Governance Committee currently consists of Messrs. Fennebresque (Chairman), Kolka, Nixon, and Warner. The Nominating and Governance Committee met three times during fiscal 2014. As further described under “Controlled Company” below, because we are a “controlled company,” we are exempt from the requirement that the Nominating and Governance Committee be comprised solely of independent directors. As discussed above, our Board has determined that Messrs. Fennebresque, Kolka, and Warner are independent. Mr. Nixon is a current employee of Cerberus and as such is not considered independent.
The Nominating and Governance Committee operates pursuant to a written charter, a copy of which can be found on our website at www.bluelinxco.com. Additionally, the charter is available in print to any stockholder who requests it by writing to BlueLinx Holdings Inc., attn: Corporate Secretary, 4300 Wildwood Parkway, Atlanta, Georgia 30339. Pursuant to the terms of its written charter, the Nominating and Governance Committee may delegate certain of its duties and responsibilities to a subcommittee consisting of one or more members of the Nominating and Governance Committee, or to executive officers of the Company.
Nomination Process
Our Nominating and Governance Committee is responsible for identifying and evaluating director candidates from time to time. We believe that identifying and nominating highly skilled and experienced director candidates is critical to our future. Our Nominating and Governance Committee encourages all directors, independent or otherwise, to identify potential director nominees. As a result, our Nominating and Governance Committee believes that it would be presented with a diverse and experienced group of candidates for discussion and consideration.
As further described under “Controlled Company” below, because we are a “controlled company,” we do not have a policy regarding our consideration of nominations or recommendations for director candidates by other stockholders. To the extent we receive any such nominations or recommendations, they will be considered at such time based on such factors as the Nominating and Governance Committee considers relevant.
During the evaluation process, our Nominating and Governance Committee seeks to identify director candidates with the highest personal and professional ethics, integrity, and values. While it has not adopted a formal written diversity policy, in the context of the needs of our Nominating and Governance Committee at any given point in time, our Nominating and Governance Committee will seek candidates with diverse experience in business, finance, and other matters relevant to a company such as ours, prominence in their profession, concern for the interests of our stockholders, and an understanding of our business. Additionally, our Nominating and Governance Committee requires that director nominees have sufficient time to devote to our business and affairs.
Controlled Company
We are a “controlled company” for purposes of Section 303A of the NYSE Listed Company Manual. Our basis for this determination is that Cerberus ABP Investor LLC, an affiliate of Cerberus, owns 47,138,267 shares, or approximately 52.26% of the outstanding shares of our common stock as of the Record Date. Accordingly, we are exempt from the NYSE listing requirements that would otherwise mandate (1) a majority of independent directors on our Board, (2) a nominating committee of our Board, comprised solely of independent directors, to select or recommend nominees to our Board, and (3) a compensation committee of our Board, comprised solely of independent directors, to determine the compensation of our executive officers.

IDENTIFICATION OF EXECUTIVE OFFICERS AND DIRECTORS
The following table contains the name, age and position with our company of each of our executive officers and directors as of April 6, 2015. Their respective backgrounds are described in the text following the table.

Name	Age	Position
Mitchell B. Lewis	53	President, Chief Executive Officer and Director (since January 2014)
Susan C. O’Farrell	51	Senior Vice President, Chief Financial Officer, and Treasurer (Since May 2014)
Robert P. McKagen	56	Senior Vice President, Sales and Operations (since August 2012)
Sara E. Epstein	37	Vice President, General Counsel and Corporate Secretary (since February 2013)
Roy W. Haley	68	Non-Executive Chairman of the Board of Directors (Director since 2013, Chairman since January 2014)
Kim S. Fennebresque	65	Director (since 2013)
Richard S. Grant	68	Director (since 2005)
Ronald E. Kolka	55	Director (since 2012)
Steven F. Mayer	55	Director (since 2004)
Gregory S. Nixon	51	Director (since 2014)
Alan H. Schumacher	68	Director (since 2004)
M. Richard Warner	63	Director (since 2008)
Executive Officers
Mitchell B. Lewis has served as our President and Chief Executive Officer, and as a Director of BlueLinx Holdings Inc., since January 2014. Mr. Lewis has held numerous leadership positions in the building products industry since 1992. Mr. Lewis served as a director and as President and Chief Executive Officer of Euramax Holdings, Inc., a building products manufacturer, from February 2008 through November 2013. Mr. Lewis also served as Chief Operating Officer in 2005, Executive Vice President in 2002, and group Vice President in 1997 of Euramax Holdings, Inc. and its predecessor companies. Prior to being appointed group Vice President, Mr. Lewis served as President of Amerimax Building Products, Inc. Prior to 1992, Mr. Lewis served as Corporate Counsel with Alumax Inc. and practiced law with Alston & Bird LLP, specializing in mergers and acquisitions. Mr. Lewis received a Bachelor of Arts degree in Economics from Emory University and a Juris Doctor degree from the University of Michigan.
Mr. Lewis’ position as our Chief Executive Officer, financial expertise, management advisory expertise, and industry experience make him a valuable member of our Board.
Susan C. O’Farrell has served as our Senior Vice President, Chief Financial Officer, and Treasurer since May 2014. Prior to joining us, Ms. O’Farrell was a senior financial executive holding several roles with The Home Depot, a home improvement specialty retailer, since 1999. As The Home Depot’s Vice President of Finance, she led teams supporting the retail organization. Ms. O’Farrell was also responsible for the finance function for The Home Depot’s At Home Services Group. Ms. O’Farrell led the financial operations of The Home Depot, as well as served as the VP Finance for the $26 billion Northern Division of the company. Ms. O’Farrell began her career with Andersen Consulting, LLP, leaving as an Associate Partner in 1996 for a strategic information systems role with AGL Resources. Ms. O’Farrell earned a Bachelor of Science degree in Business Administration from Auburn University and attended Emory University’s Executive Leadership program.
Robert P. McKagen has served as our Senior Vice President of Sales and Operations since August 2012. Mr. McKagen served as our Vice President Supply Chain from 2009 through 2011, and our Regional Vice President of the Southern Region from the Company’s inception in 2004 through 2009. Prior to working at BlueLinx, Mr. McKagen worked at the distribution division of Georgia-Pacific Corporation from 1985 through 2004 in a wide range of roles, including inside sales, outside sales, branch manager, regional commodity manager, and general manager. He received a Bachelor in Business Administration from Florida Atlantic University.
Sara E. Epstein has served as our Vice President, General Counsel, and Corporate Secretary since February 2013, and our Senior Counsel and Corporate Secretary since March 2010. Prior to joining BlueLinx, Ms. Epstein was an attorney with Jones Day. Ms. Epstein received a Bachelor of Arts degree from Tufts University and a Juris Doctor degree from Tulane University.

Nominees for Election as Director
Information regarding each nominee for director, other than Mr. Lewis, is included below. Information regarding Mr. Lewis is included above under “Executive Officers”.
Roy W. Haley has served as a member of our Board since May 2013 and Chairman of our Board since January 2014. Until his retirement in May 2011, Mr. Haley served as the Executive Chairman of WESCO International, Inc. (“WESCO”), a wholesale supplier of electrical and other industrial supplies and services, and until September 2009, also was the Chief Executive Officer of WESCO. Prior to joining WESCO in February 1994, Mr. Haley was President and Chief Operating Officer of American General Corporation, one of the nation’s largest consumer financial services organizations. Mr. Haley currently is a member of the Board of Directors of United Stationers Inc. (“United”) and serves as Chair of United’s Audit Committee, a position he has held for over eleven years. In addition, he served, until June 2014, as a member of the Board of Trustees and a member of the Investment Committee of Carnegie Mellon University in Pittsburgh. Mr. Haley also served as a director of Cambrex Corporation, a supplier of pharmaceutical and life science industry products and services, for twelve years until his retirement in April 2010, and as a director of the Federal Reserve Bank of Cleveland until his retirement in December 2010. Mr. Haley has a history of public company leadership with significant knowledge and operating experience in a distribution company as Chairman and Chief Executive Officer of WESCO. Mr. Haley holds a Bachelor of Science in industrial management from Massachusetts Institute of Technology.
Mr. Haley’s business experience, financial expertise, experience as an officer and director of public companies, and industry knowledge qualify him to serve on, and be a valuable member of, the Board.
Kim S. Fennebresque has served as a member of our Board since May 2013. Mr. Fennebresque currently serves as a senior advisor to Cowen Group Inc. (“Cowen”), a financial services company. He previously served as Chairman and Chief Executive Officer of Cowen and its predecessor SG Cowen from 1999 to 2008. Mr. Fennebresque currently serves on the Board of Directors of Ally Financial Inc. and Albertson’s LLC. Mr. Fennebresque served as Chairman of Dahlman Rose & Co., LLC (“Dahlman”), a financial services company, from 2010 to 2012, and as Chief Executive Officer of Dahlman from July 2011 until August 2012. He has also served as head of the corporate finance and mergers & acquisitions departments at UBS and was a general partner and co-head of investment banking at Lazard Frères & Co. Mr. Fennebresque also held various positions at The First Boston Corporation (now Credit Suisse). He is a graduate of Trinity College and Vanderbilt Law School.
Mr. Fennebresque’s business experience, background in finance, and industry knowledge qualify him to serve on, and be a valuable member of, the Board.
Richard S. Grant has served as a member of our Board since December 2005. Previously, Mr. Grant served as a director of The BOC Group plc (“BOC”), until his retirement in 2002. Over 30 years of service with BOC, Mr. Grant held various management positions, most recently as Chief Executive of BOC Process Gas Solutions, Chairman of CNC SA, a Mexican joint venture company, and he had group responsibility for Technology, Latin America and Continental Europe. Previous responsibilities included service as the BOC Regional Director for South Pacific/South Asia, Chairman of Elgas Ltd, an Australian LPG distributor, and before that as President of Ohmeda Medical Devices, and Chief Executive Officer of Glasrock Home Healthcare Inc. Mr. Grant currently serves on the Board of Directors of Compass Minerals International Inc., where he is lead director, a member of the audit committee and the compensation committee; and was previously a member of the nominating and corporate governance committee, of which he was Chairman. Mr. Grant holds an honors degree in engineering from Leeds University, United Kingdom.
Mr. Grant’s experience managing distribution businesses, leadership experience, international board experience, transactional experience, financial expertise, experience as an officer and director of public companies, independence, and his performance as one of our Board members make him a valuable member of our Board.
Ronald E. Kolka has served as a member of our Board since August 2012. Mr. Kolka is currently a director and Chief Financial Officer of Remington Outdoor Co., a sporting goods manufacturer. Previously, he was a Senior Operating Executive at Cerberus Operations and Advisory Company, LLC (“COAC”) from December 2009 through July 2013. Prior to his tenure with COAC, Mr. Kolka was Executive Vice President and Chief Financial Officer of Chrysler LLC beginning in 2007. Mr. Kolka joined Chrysler Corporation in 1986. Mr. Kolka holds a Master’s degree in Business Administration from Wayne State University and a Bachelor’s degree in accounting from Michigan State University.
Mr. Kolka’s financial and management expertise, and his performance as one of our Board members make him a valuable member of our Board.
Steven F. Mayer has served as a member of our Board since May 2004. He has been Senior Managing Director or Managing Director of Cerberus California, LLC and predecessor entities since November 2002 and also serves as Co-Head of Private Equity at Cerberus. Prior to joining Cerberus in 2002 and since 2001, Mr. Mayer was an Executive Managing Director of Gores Technology Group. Prior to joining Gores, from 1996 to 2001, Mr. Mayer was a Managing Director of Libra Capital

Partners, L.P. From 1994 until 1996, Mr. Mayer was a Managing Director of Aries Capital Group, LLC, a private equity investment firm that he co-founded. From 1992 until 1994, Mr. Mayer was a principal with Apollo Advisors, L.P. and Lion Advisors, L.P., affiliated private investment firms. Prior to that time, Mr. Mayer was an attorney with Sullivan & Cromwell. Mr. Mayer is a member of the Boards of Directors of Grifols, S.A., YP Holdings, LLC, TransCentra, Inc., Spyglass Entertainment Holdings, LLC, and Starrus Holdings Limited. Mr. Mayer received his A.B., cum laude, from Princeton University and his Juris Doctor degree, magna cum laude, from Harvard Law School.
Mr. Mayer’s financial expertise, management advisory expertise, experience as a director of public companies, relationship with our largest stockholder, and his performance as one of our Board members make him a valuable member of our Board.
Gregory S. Nixon has served as a member of our Board since May 2014. Mr. Nixon currently serves as a Managing Director and Deputy General Counsel of Cerberus Operations Advisory Company (“COAC”). Prior to joining COAC, from 2013 to 2014, Mr. Nixon served as Executive Vice President and Chief Legal Officer of CH2M Hill Companies Ltd. Prior to joining CH2M Hill Companies Ltd., from 2009 to 2013, Mr. Nixon served as Senior Vice President, General Counsel and Corporate Secretary of DynCorp International Inc. Before DynCorp International Inc., from 2007 to 2009, Mr. Nixon served as Vice President of McKinsey and Company. Prior to joining McKinsey and Company, from 2002 to 2007, Mr. Nixon was a Principal at Booz Allen Hamilton Inc. Mr. Nixon also practiced law at Howrey, LLP and is a retired Lieutenant Colonel in the United States Air Force. He is a member of the Economic Club of Washington and the Executive Leadership Council. Mr. Nixon received a Juris Doctor degree from Georgetown University.
Mr. Nixon’s business experience, legal expertise, background in supply chain and logistics, relationship with our largest stockholder, and professional services experience qualify him to serve on and be a valuable member of the Board.
Alan H. Schumacher has served as a member of our Board since May 2004. He is a director of Evertec Inc., School Bus Holdings Inc., Quality Distribution Inc., Albertson’s LLC, and Noranda Aluminum Holding Corporation. He is also a member of the board of managers of Quality Distribution LLC. Mr. Schumacher was a director of Anchor Glass Container Inc. from 2003 to 2006, and of Equable Ascent Financial, LLC from December 2009 through February 2012. Mr. Schumacher was a member of the Federal Accounting Standards Advisory Board from 2002 through June 2012. Mr. Schumacher has 23 years of experience working in various positions at American National Can Corporation and American National Can Group, where from 1997 until his retirement in 2000, he served as Executive Vice President and Chief Financial Officer and from 1988 through 1996, he served as Vice President, Controller, and Chief Accounting Officer. Mr. Schumacher received a Bachelor of Science in Accounting from the University of Illinois at Chicago and a Master’s degree in Business Administration from Roosevelt University.
Mr. Schumacher’s financial expertise (including his qualification as a financial expert), experience in the oversight of financial reporting and internal controls, experience as an officer and director of public companies, independence, and his performance as one of our Board members make him a valuable member of our Board.
M. Richard Warner has served as a member of our Board since March 2008. Mr. Warner served as a consultant for Cerberus Capital Management, L.P., or Cerberus, from May 2007 through June 2011. Prior to his work with Cerberus, Mr. Warner was employed for more than 20 years in a variety of capacities at Temple-Inland Inc., most recently as a Senior Advisor during 2006, President from 2003 to 2005, Vice President & Chief Administrative Officer from 1999 to 2003 and Vice President & General Counsel from 1994 to 2002. Prior to joining Temple-Inland, Mr. Warner was a commercial lawyer in private practice. Mr. Warner currently serves on the boards of Balcones Resources Inc., First Bank & Trust, East Texas, and FBC Bancshares, Inc. He was a director of Equable Ascent Financial, LLC, a Cerberus portfolio company from 2007 to February 2012. Mr. Warner received his Bachelor in Business Administration degree, magna cum laude, from Baylor University and his Juris Doctor degree from Baylor University Law School.
Mr. Warner’s financial expertise, management advisory expertise, experience as a director and officer of public companies, industry knowledge and experience, and his performance as one of our Board members make him a valuable member of our Board.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS
Stockholders and other interested parties who wish to send communications, including recommendations for director nominees, to our Board or any individual director may do so by writing to the Board of Directors, in care of our secretary, at our principal executive offices, BlueLinx Holdings Inc., attn: Corporate Secretary, 4300 Wildwood Parkway, Atlanta, Georgia 30339. Your letter should indicate whether you are a stockholder. Depending on the subject matter, our Corporate Secretary will, as appropriate:

•	forward the communication to the director to whom it is addressed or, in the case of communications addressed to the Board of Directors generally, to the chairman;

•	attempt to handle the inquiry directly where it is a request for information about us; or

•	not forward the communication if it is primarily commercial in nature, or if it relates to an improper topic.
Communications from interested parties that are complaints or concerns relating to financial and accounting methods, internal accounting controls, or auditing matters should be sent to the chairman of the Audit Committee, following the procedures set forth above. Director nominations will be reviewed for compliance with the requirements identified under “Submission of Stockholder Proposals” in this proxy statement, and if they meet such requirements, will be promptly forwarded to the director or directors identified in the communication. There have been no material changes to the procedures pursuant to which stockholders may recommend nominees for directors since our 2014 Annual Meeting of Stockholders.
All communications will be summarized for our Board on a periodic basis and each letter will be made available to any director upon request.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
The following table sets forth, as of April 6, 2015 (unless otherwise indicated in the footnotes), certain information with respect to our common stock owned beneficially by (1) each director or director nominee, (2) each named executive officer, (3) all executive officers and directors as a group, and (4) each person known by us to be a beneficial owner of more than 5% of our outstanding common stock. Unless otherwise noted, each of the persons listed has sole investment and voting power with respect to the shares of common stock included in the table. Beneficial ownership has been determined in accordance with Rule 13d-3 of the Exchange Act. Pursuant to the rules of the SEC, shares of our common stock that a beneficial owner has a right to acquire within 60 days pursuant to the exercise of stock options are deemed to be outstanding for the purpose of computing percentage ownership of such owner.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Outstanding (1)
Stephen Feinberg (2)(3)	47,138,267	52.26%
Prescott Group Capital Management, L.L.C. (4)	5,510,146	6.11%
Carlson Capital, L.P. (5)	5,347,221	5.93%
Stadium Capital Management, LLC (6)	5,010,895	5.56%
Mitchell B. Lewis (7)	1,070,175	1.19%
Susan C. O’Farrell	400,000	*
Robert P. McKagen (8)	408,585	*
Sara E. Epstein	93,752	*
Howard S. Cohen (9)	2,236,988	2.48%
Howard D. Goforth	927,991	1.03%
Roy W. Haley (10)	117,315	*
Richard S. Grant 10)(11)	147,964	*
Alan H. Schumacher (10)	139,819	*
M. Richard Warner (10)	134,038	*
Ronald E. Kolka (10)	51,447	*
Kim S. Fennebresque (10)	48,492	*
Steven F. Mayer	—	*
Gregory S. Nixon	—	*
All executive officers and directors as a group (12 persons) (12)	2,611,587	2.90%

*	Less than one percent.

(1)
The percentage ownership calculations are based on 90,194,236 shares of our common stock outstanding on April 6, 2015. This total includes options to purchase 778,000 shares of our common stock which are exercisable within 60 days of that date.

(2)
Cerberus is the record holder of 47,138,267 shares of our common stock. Mr. Feinberg exercises sole voting and investment authority over all of our securities owned by Cerberus. Thus, pursuant to Rule 13d-3 under the Exchange Act, Mr. Feinberg is deemed to beneficially own 47,138,267 shares of our common stock.

(3)	The address for Mr. Feinberg is c/o Cerberus Capital Management, L.P., 299 Park Avenue, New York, New York 10171.

(4)
Prescott Group Aggressive Small Cap, L.P. and Prescott Group Aggressive Small Cap II, L.P., through the account of Prescott Group Aggressive Small Cap Master Fund, G.P., exercises shared voting and investment authority over 5,510,146 shares of our stock. Prescott Group Capital Management, L.L.C. serves as the general partner of each of Prescott Group Aggressive Small Cap, L.P. and Prescott Group Aggressive Small Cap II, L.P. and may direct the vote and disposition of the 5,510,146 shares of our common stock. As the principal of Prescott Group Capital Management, L.L.C., Mr. Phil Frohlich may direct the vote and disposition of the 5,510,146 shares of our common stock. The address for Prescott Group Aggressive Small Cap, L.P., Prescott Group Aggressive Small Cap II, L.P., Prescott Group Aggressive Small Cap Master Fund, G.P., Prescott Group Capital Management, L.L.C. and Mr. Phil Frohlich is 1924 South Utica, Suite 1120, Tulsa, Oklahoma 74104-6529.

(5)
Carlson Capital, L.P. exercises shared voting and investment authority over 5,347,221 shares of our stock in conjunction with Asgard Investment Corp., Asgard Investment Corp. II, and Clint D. Carlson. The address for Carlson Capital, L.P.,

Asgard Investment Corp., Asgard Investment Corp. II, and Clint D. Carlson is 2100 McKinney Avenue, Suite 1800, Dallas, Texas 75201.

(6)
Stadium Capital Management, LLC exercises shared voting and investment authority over 5,010,895 shares of our stock in conjunction with Alexander M. Seaver and Bradley R. Kent. In addition, Stadium Capital Partners, L.P., also exercises shared voting and investment authority over 4,409,636 of these shares of our stock. The address for Stadium Capital Management, LLC, Alexander M. Seaver, Bradley R. Kent and Stadium Capital Partners L.P. is 199 Elm Street, New Canaan, Connecticut 06840-5321.

(7)	Mr. Lewis’ ownership includes 10,000 shares held by his spouse.

(8)	Mr. McKagen’s ownership includes options to purchase 9,000 shares of our common stock which are exercisable within 60 days of April 6, 2015.

(9)	Mr. Cohen’s ownership includes options to purchase 750,000 shares of our common stock which are exercisable within 60 days of April 6, 2015.

(10)
On January 13, 2015, our outside directors, other than Mr. Haley, received a retainer fee of 90,909 shares of restricted stock units (“RSUs”), with an economic value of $90,000. As Chairman of our Board, Mr. Haley received 161,616 shares of RSUs, with an economic value of $160,000. These shares are not reflected in the beneficial ownership table above because they will not convert, or cannot be converted, to shares of our common stock within 60 days of April 6, 2015.

(11)	Mr. Grant’s ownership includes options to purchase 10,000 shares of our common stock which are exercisable within 60 days of April 6, 2015.

(12)	This total includes options to purchase 19,000 shares of our common stock which are exercisable within 60 days of April 6, 2015.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors and officers, and beneficial owners of more than 10% of our equity securities, to file initial reports of ownership and reports of changes in ownership with the SEC. Based solely on our review of the copies of such reports received by us with respect to transactions during 2014, or written representations from certain reporting persons, we believe that our directors, officers, and persons who own more than 10% of our equity securities have complied with all applicable filing requirements for 2014, with the exception of the following: Mr. Cohen, Ms. Epstein, Mr. Goforth, Mr. McKagen, and Mr. Phillips each inadvertently failed to file on a timely basis a Form 4 that was due on January 10, 2014; however, the filings were made on January 13, 2014. Mr. Kolka inadvertently failed to file on a timely basis a Form 3 that was due on August 26, 2012; the filing was made on February 4, 2014.

COMPENSATION DISCUSSION AND ANALYSIS
The Compensation Committee of our Board, referred to in this discussion as the Committee, is responsible for reviewing, establishing and approving the compensation of our named executive officers. Compensation paid to our Chief Executive Officer, Chief Financial Officer, and the other named executive officers identified in the Summary Compensation Table is set forth under “Compensation of Executive Officers” below. The following discussion and analysis focuses on compensation to our named executive officers for fiscal 2014.
The Committee regularly consults with management regarding employee compensation matters. The Chief Executive Officer’s compensation primarily was determined by, and the material terms of his compensation arrangement are reflected in, his employment agreement entered into on January 15, 2014. For further information regarding the terms of the Chief Executive Officer’s employment, see “Employment Agreement with Chief Executive Officer” below.
Our Chief Executive Officer makes compensation recommendations to the Committee for the other named executive officers. The Committee also considers market factors in making decisions about our compensation program. In this regard, in 2005, the Committee retained Hewitt Associates, now Meridian, to advise it on executive compensation matters and to provide compensation recommendations as to our executive officers. The Committee and the Company periodically discuss compensation issues and solicit compensation advice and data from Meridian. At the request of the Committee, Meridian provided a compensation benchmarking study to the Committee in February 2013, and provided an updated benchmarking study in March 2015. The benchmarking study is used as a comparative tool in the Committee’s evaluation of the Company’s executive compensation in relation to companies believed to represent the appropriate comparable labor market for executive talent. The Committee did not benchmark the compensation of its named executive officers during fiscal 2014. The Committee periodically reviews these benchmarking studies and external market data from peer companies, and this data is among many of the variables considered by the Committee when making compensation decisions. The following discussion and analysis, which was reviewed and approved by the Committee, analyzes the objectives and results for fiscal 2014 of our named executive officer compensation policies and procedures.
Compensation Policies and Objectives
Our primary goal is to establish a compensation program that serves the long-term interests of the Company and our stockholders by aligning management’s interests with that of our stockholders through equity ownership and by promoting the attainment of certain individual and corporate goals. In addition, our compensation program is designed to attract and retain top quality executives with the qualifications necessary for the long-term financial success of the Company. Our executive compensation program is based on the following principles:

•	Compensation decisions are driven by a pay-for-performance philosophy, which takes into account performance by both the Company and the individual;

•	Performance is determined with reference to pre-established goals, both with respect to the Company and the individual, which we believe enhance the individual executive’s performance;

•	Where possible, a significant component of total direct compensation should consist of variable compensation;

•	Total compensation opportunity should be comparable to the median ranges in the marketplace within which we compete; and

•	Increased compensation can be earned through an individual’s increased contribution to the Company.

Compensation programs in which our named executive officers participate are designed to be competitive with the compensation programs of companies with which we compete for executive talent in order to enhance our ability to attract and retain key executive leadership.
In addition, the Committee periodically reviews and revises salary ranges and total compensation programs to develop compensation ranges that it believes will position us within the same range as market salaries for similar positions in our industry based on market information obtained from consultation with Meridian, informal market surveys, various trade group publications, and other publicly available information.
At the 2014 Annual Meeting of Stockholders, our stockholders expressed their continued support of our executive compensation programs by approving the non-binding advisory vote on our executive compensation. More than 97 percent of votes cast supported our executive compensation policies and practices. During 2014, we reviewed our executive compensation programs in conjunction with business results and stockholder support of our executive compensation program. Following that review, we continue to believe that our executive compensation programs are designed to support the Company and business strategies in concert with our compensation philosophy described above.

Elements of Compensation
Compensation for our named executive officers consists of five general components:

•	Base salary;

•	Annual performance-based cash awards;

•	Long-term equity incentive compensation;

•	Defined contribution plan; and

•	Other perquisite and benefit programs.
The appropriate mix and amount of compensation for each named executive officer varies based on the level of the executive’s responsibilities, as determined by the Committee in consultation with our Chief Executive Officer. The compensation structure for each of our named executive officers largely is established by his or her employment agreement. The Committee may increase any component of compensation provided by an employment agreement to any of our named executive officers. There is no established policy or formula for allocating any individual’s total compensation between cash and non-cash, or between short-term and long-term incentives. This approach is designed to provide the Company with flexibility to respond to marketplace and individual factors in attracting and retaining executive talent and encouraging performance.
The Committee typically reviews and adjusts base salaries and awards of cash bonuses and equity-based compensation on an annual basis. Our Chief Executive Officer presents recommendations and proposals on compensation, which are developed in consultation with our Chief Human Resources Officer and other Company representatives, to the Committee, including recommended base salaries, recommended structure, target levels, and payout levels for the annual cash bonus program under the Company’s short term incentive plan (“STIP”), and recommended equity awards to executive officers, and management’s rationale for its recommendations. The Committee considers these recommendations before determining compensation.
Base Salary
Base salaries represent a fixed portion of named executive officer compensation and vary by job responsibility. We provide base salary because it is standard in the marketplace and provides a stable part of compensation to encourage retention. Named executive officer salaries generally are reviewed and approved annually by the Committee. Additionally, periodic salary adjustments are considered upon a promotion, change in job responsibility, or when otherwise necessary for equitable reasons. The Chief Executive Officer’s base salary initially was established in his employment agreement, and the Committee consults with the Chief Executive Officer regarding the salaries of the other named executive officers. The Committee primarily considers the recommendations of the Chief Executive Officer, market data, a general review of the executive’s compensation (individually and relative to the other executives), and the individual performance of the executive and then approves base salary as to the named executive officers.
The following table sets forth the base salaries for fiscal 2014, awarded to our Chief Executive Officer; our current and former Chief Financial Officer; our Senior Vice President, Sales and Operations; and our Vice President, General Counsel and Corporate Secretary.

Officer	Base Salary ($)
Mitchell B. Lewis	650,000
Susan C. O’Farrell	400,000
Robert P. McKagen	300,000
Sara E. Epstein	240,000
H. Douglas Goforth (1)	425,000
Howard S. Cohen (2)	—

(1)	Mr. Goforth no longer was employed by the Company effective June 1, 2014. We are presenting his compensation package for 2014 as he was a named executive officer during fiscal 2014.

(2)
Mr. Cohen was not an employee of the Company but was paid a single payment of $250,000 in February 2014 for services rendered as Interim Chief Executive Officer from May 2013 through January 2014. This payment was approved by the Board.

Annual Bonuses
We utilize cash bonuses as an incentive to promote achievement of individual and Company performance goals. This component of compensation places more emphasis on our annual financial performance and the potential rewards associated with future performance of the Company and the individual executive. Annual bonuses are determined based on agreements with the individual executive as well as pursuant to the Company’s STIP. Cash incentives are designed to:

•	Support our strategic business objectives;

•	Promote the attainment of specific financial goals;

•	Reward achievement of specific performance objectives; and

•	Encourage teamwork.
Under the STIP, an annual bonus pool is established and funded based solely on performance as measured against established business and/or financial goals at different levels of the Company’s operating structure. The Committee establishes the bonus pool based on Company performance. In general, the bonus pool is allocated to each participant based on the participant’s “target bonus percentage” (a percentage of such participant’s current base salary) and the extent to which the Company and/or such participant’s operating group(s) meets the established business and/or financial goals. Each of the named executive officers is a participant in the STIP, and each of their annual bonuses are subject to adjustment by the Committee, at its discretion, based on the executive’s individual performance and contribution to the Company during the year. The threshold, target, and maximum bonus percentages for 2014 for each of the named executive officers as a percentage of each executive’s base salary were as follows:

Officer	Threshold	Target	Maximum
Mitchell B. Lewis	50%	100%	200%
Susan C. O’Farrell	32.5%	65%	130%
Robert P. McKagen	32.5%	65%	130%
Sara E. Epstein	20%	40%	80%
H. Douglas Goforth (1)	32.5%	65%	130%
Howard S. Cohen (2)	—%	—%	—%

(1)	Mr. Goforth no longer was employed by the Company effective June 1, 2014. We are presenting his compensation package for 2014 as he was a named executive officer during fiscal 2014.

(2)
Mr. Cohen was not an employee of the Company but was paid a single payment of $250,000 in February of 2014 for services rendered as Interim Chief Executive Officer from May 2013 through January 2014. We are presenting his compensation package for 2014 as he was a named executive officer during fiscal 2014.

Generally, the Committee sets the target levels for financial performance metrics for the STIP in alignment with the Company’s strategic plan. In making the annual determination of the threshold, target and maximum levels, the Committee may consider specific circumstances facing the Company during the year. For fiscal 2014, 100% of a named executive officer’s potential STIP award was based on corporate earnings before interest, tax, depreciation, and amortization targets, as adjusted for non-cash items and other items that are allowed at the discretion of the Committee (“Adjusted EBITDA”) and Adjusted EBITDA as a percentage of fiscal 2014 average working capital, with the two criteria weighted equally. This objective is measured separately against a threshold, target, and maximum goal.
For fiscal 2014, these goals were as follows:

	Threshold	Target	Maximum
Corporate Adjusted EBITDA (1) (in millions)	$27.3	$32.1	$48.2
Adjusted EBITDA (1) as a percentage of average working capital	8.0%	9.4%	14.2%

(1)
Adjusted EBITDA is a non-GAAP measure that management uses to evaluate the performance of the Company. Adjusted EBITDA, as we define it, is an amount equal to net income (loss) plus interest expense and related items, income taxes, stock compensation, depreciation and amortization, further adjusted to exclude other non-cash items and certain other adjustments. Adjusted EBITDA is not a presentation made in accordance with GAAP, and is not intended to present a superior measure of the financial condition from those determined under GAAP. To reconcile this non-GAAP measure with the most directly comparable GAAP measure (net income), please refer to our 2014 Annual Report on Form 10-K, Item 6. Selected Financial Data.

During fiscal 2014 the Company achieved Adjusted EBITDA of $24.6 million and Adjusted EBITDA as a percentage of average working capital of 7.4%. Based on our financial performance, the named executive officers were not awarded any bonus compensation under the Company’s STIP in connection with fiscal 2014. However, Mr. Lewis and Ms. O’Farrell received sign-on bonuses in fiscal 2014 in the amounts of $100,000 and $75,000, respectively, and guaranteed bonuses in fiscal 2015, with respect to fiscal 2014, in the amounts of $500,000 and $260,000, respectively, as required by each of their employment agreements.
For 2015, the Committee established the STIP financial performance objectives for Mr. Lewis, Ms. O’Farrell, Mr. McKagen, and Ms. Epstein based on corporate Adjusted EBITDA and Adjusted EBITDA as a percentage of average working capital, with the two criteria weighted equally.
Long-Term Equity Incentive Plans
The purpose of our Long-Term Equity Incentive Plans, or LTIPs, is to provide an incentive to our employees to work towards the achievement of our long term performance goals. A further purpose of the LTIPs is to provide a means through which we may better attract able individuals to become employees of the Company by providing these individuals with stock ownership. We also consider the program a key retention tool. For all of these reasons, we believe this component of compensation further advances and aligns the interests of the Company and its stockholders. LTIP grants are made annually. The Committee retains the discretion to set the date on which LTIP awards will be made to executives and management. The Committee has the discretion to make additional LTIP grants at any time during the year. Such grants generally would be in connection with new hires or promotions within the Company.
In making decisions regarding long-term equity incentive awards for named executive officers, the Committee reviews the comparable equity award data for similar positions in our industry, market data and data from our compensation consultant, and also considers other relevant factors.
On May 23, 2014, the Committee awarded shares of restricted stock to certain of the Company’s named executive officers. Mr. McKagen and Ms. Epstein received 200,000 and 30,000 restricted shares, respectively. These restricted stock awards vest in three equal tranches on the anniversary of January 24 each year, starting January 24, 2015. Mr. Lewis and Ms. O’Farrell received 600,000 shares of restricted stock on January 20, 2014, and 400,000 shares of restricted stock on May 19, 2014, respectively, as required by each of their employment agreements, which restricted stock awards vest in three equal tranches on the anniversary of each respective grant date. The value of these awards was based on the market price of our common stock at the date of the grant. The Committee considered the total dollar value of each named executive officer’s award when approving each grant.
Further information on equity ownership can be found below in “Compensation of Executive Officers.”
Defined Contribution Plan
The Company historically provides retirement benefits to the named executive officers, including matching contributions, under the terms of its tax-qualified 401(k) defined contribution plan. In 2009, the Company suspended its matching contributions to the 401(k) plan for all salaried employees. This suspension continued in effect for fiscal 2011, fiscal 2012, fiscal 2013 and fiscal 2014 for the named executive officers. The matching contributions were reinstated for all salaried employees other than certain officers of the Company, including the named executive officers, as of fiscal 2012, and reinstated for officers of the Company, including the named executive officers, with the exception of the Chief Executive Officer, as of April 2015. The named executive officers participate in the plan on the same terms as our other participating salaried employees. We believe that these benefits are analogous to those provided by comparable companies. The Company does not maintain any defined benefit or supplemental retirement plans for its executive officers.
Perquisites and Other Personal Benefits
The Company provides the named executive officers with perquisites and other personal benefits that the Company believes are reasonable, competitive in the market and consistent with its overall compensation program to better enable the Company to attract and retain superior employees for key positions. The named executive officers may be provided a car allowance, payment of certain club dues, life insurance, an executive physical exam, and reimbursement for relocation expenses, if applicable. The Committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers.
Costs of the perquisites and personal benefits described above for the named executive officers for 2014 that meet the threshold established by SEC regulations are included in the Summary Compensation Table in the “All Other Compensation” column. See “Compensation of Executive Officers.”

Employment Agreements
We currently use employment agreements to attract and/or retain named executive officers to BlueLinx. We primarily serve the housing and remodeling industries which are historically cyclical industries. Employment agreements have assisted us in attracting and retaining top executive talent by providing some degree of certainty in light of these major cycles. The Committee, with assistance from our human resources department and legal counsel both inside and outside of the Company, establish and negotiate the terms of the employment agreements. The Committee believes these employment agreements have been useful in securing executive talent for the long-term benefit of the Company and our stockholders. Our employment agreements also include confidentiality, non-competition, and non-solicitation provisions, all for the benefit of the Company. Consistent with our compensation philosophy, the employment agreements provide for a significant component of each executive’s annual compensation to be variable, as cash bonuses under our STIP are awarded based on Company performance against pre-established financial or operational goals. Additionally, the value of annual equity compensation is determined by our common stock price so our executives’ interests are aligned with those of our stockholders in this regard. No cash bonuses were paid to our named executive officers based on our 2013 or 2014 financial performance, except for bonuses to Mr. Lewis and Ms. O’Farrell that were guaranteed by their respective employment agreements.
Employment Agreement with Chief Executive Officer
On January 15, 2014, we entered into an Employment Agreement with Mr. Mitchell B. Lewis, our President and Chief Executive Officer. The agreement expires on January 15, 2016, except that the agreement will be renewed automatically for successive one-year terms unless 90 days’ prior written notice is given by the Company in advance of the expiration date of any such term. The Employment Agreement provides that Mr. Lewis will receive a base salary of $650,000 per year, subject to increase at the discretion of the Company. Mr. Lewis shall also be eligible to receive an annual bonus pursuant to the terms of BlueLinx’ STIP, with the annual bonus potential to be a target of 100% of his base salary based upon satisfaction of performance goals and bonus criteria to be defined and approved by the Committee in advance for each fiscal year. In respect to 2014 only, Mr. Lewis received a guaranteed bonus in an amount equal to $500,000. Upon commencing employment with BlueLinx, Mr. Lewis received 600,000 shares of restricted stock, which shares will vest in three equal installments on the first, second, and third anniversary of the grant date. The Employment Agreement provides that Mr. Lewis’ annual restricted stock grant under the Company’s long-term incentive plans in fiscal 2015 will not be less than 500,000 restricted shares, which shares will vest in three equal installments on the first, second, and third anniversary of the grant date. In addition, Mr. Lewis received a sign-on bonus of $100,000, less applicable taxes, on or about April 2, 2014. The Employment Agreement provides that Mr. Lewis is eligible to participate in all benefit programs for which senior executives generally are eligible, including the Company’s long-term incentive plans.
If Mr. Lewis’ employment is terminated without “cause” or he resigns for “good reason,” each as described in the Employment Agreement, Mr. Lewis will be entitled to receive, among other things, a payment equal to two times his annual base salary in effect immediately prior to the date of termination. In addition, Mr. Lewis’ time-vested equity awards would vest in full and his performance-vested equity awards would remain outstanding and vest in accordance with their terms.
Under the Employment Agreement, in the event Mr. Lewis’ employment is terminated in connection with a change in control of the Company, Mr. Lewis will be entitled to receive, among other things, a payment equal to three times his annual base salary in effect immediately prior to the date of termination.
Employment Agreement with Chief Financial Officer
On May 5, 2014, we entered into an employment agreement with Ms. Susan C. O’Farrell, our Senior Vice President, Chief Financial Officer, Treasurer, and Principal Accounting Officer. The agreement expires on May 19, 2016, except that the agreement will be renewed automatically for successive one-year terms unless 90 days’ prior written notice is given by the Company in advance of the expiration date of any such term. The Employment Agreement provides that Ms. O’Farrell will receive a base salary of $400,000 per year, subject to increase at the discretion of the Committee. Ms. O’Farrell also shall be eligible to receive an annual bonus pursuant to the terms of the Company’s STIP, with the annual bonus potential to be a target of 65% of her base salary, based upon satisfaction of performance goals and bonus criteria to be defined and approved by the Committee in advance for each fiscal year. In respect to 2014 only, Ms. O’Farrell received a guaranteed bonus in an amount equal to $260,000. Upon commencing employment, Ms. O’Farrell received 400,000 shares of restricted stock, which shares will vest in three equal installments on the first, second, and third anniversary of the grant date. In addition, Ms. O’Farrell received a sign-on bonus of $75,000 on or about June 9, 2014. The Employment Agreement provides that Ms. O’Farrell is eligible to participate in all benefit programs for which senior executives generally are eligible, including the Company’s long-term incentive plans.
If Ms. O’Farrell’s employment is terminated without “cause” or she resigns for “good reason,” each as described in the Employment Agreement, Ms. O’Farrell will be entitled to, among other things, a payment equal to one time her annual base salary in effect immediately prior to the date of termination plus the pro-rata portion of her annual target bonus for the performance year in which the termination occurs. In addition, Ms. O’Farrell’s time-vested equity awards will vest in full and her performance-vested equity awards will remain outstanding and vest in accordance with their terms.
Under the Employment Agreement, in the event Ms. O’Farrell’s employment is terminated in connection with a change in control of the Company, Ms. O’Farrell will be entitled to receive, among other things, a payment equal to two times her annual base salary in effect immediately prior to the date of termination.
Release Agreement with previous Chief Financial Officer
Mr. H. Douglas Goforth no longer served as Senior Vice President, Chief Financial Officer, Treasurer, and Principal Accounting Officer of the Company effective May 18, 2014, and no longer was employed by the Company effective June 1, 2014. On May 30, 2014, the Company entered into a Release Agreement with Mr. Goforth. The Release Agreement provides that Mr. Goforth will receive severance in an amount equal to $701,250, which amount represents Mr. Goforth’s annual Base Salary of $425,000 plus a one-time cash bonus equal to Mr. Goforth’s target bonus of 65% of his base salary for the 2013 fiscal year of $276,250, payable in twelve equal monthly installments commencing on the first business day of the seventh month after the date of termination. In addition, Mr. Goforth’s unvested restricted stock and performance shares were vested in full. Mr. Goforth and his eligible dependents are eligible to participate in the Company’s medical and dental plan coverage under COBRA for a period of one year after June 1, 2014, on the same basis and at the same cost to him as available to similarly-situated active employees. Mr. Goforth also is entitled to receive up to $25,000 in aggregate outplacement services to be used within one year of June 1, 2014.
The Release Agreement also contains confidentiality provisions, as well as non-competition and non-solicitation covenants for a period of one year following his separation from the Company.
Third Amended and Restated Employment Agreement with SVP, Sales & Operations
On December 9, 2013, we entered into a Third Amended and Restated Employment Agreement with Mr. Robert P. McKagen, our Senior Vice President, Sales and Operations. The employment agreement amends and restates the prior employment agreement between the Company and Mr. McKagen, dated January 8, 2013. The current term of the agreement expires on December 9, 2015, except that the agreement will be renewed automatically for successive one-year terms unless 60 days’ prior written notice is given by either party in advance of the expiration date of any such term. The employment agreement provides that Mr. McKagen will receive a base salary at the rate of $300,000 per year. Mr. McKagen shall also be eligible to receive an annual bonus pursuant to the terms of the Company’s STIP, with the annual bonus potential to be a target of 65% of his base salary up to a maximum of 130% of base salary, based upon satisfaction of performance goals and bonus criteria to be defined and approved by the Committee for each fiscal year. The employment agreement provides that Mr. McKagen is eligible to participate in all benefit programs for which senior executives generally are eligible, including the Company’s long-term incentive plans.
If Mr. McKagen’s employment is terminated without “cause” or he resigns for “good reason”, each as described in the Employment Agreement, Mr. McKagen will be entitled to, among other things, a payment equal to one time his annual base salary in effect immediately prior to the date of termination plus the pro-rata portion of his annual target bonus for the performance year in which the termination occurs. In addition, Mr. McKagen’s time-vested equity awards will vest in full and his performance-vested equity awards will remain outstanding and vest in accordance with their terms. Mr. McKagen also will be entitled to up to $25,000 in aggregate outplacement services to be used within one year of the date of termination.
Employment Agreement with General Counsel
On May 15, 2013, the Company entered into an Employment Agreement with Ms. Sara E. Epstein, our Vice President, General Counsel, and Corporate Secretary. The current term of the agreement expires on January 8, 2016, except that the agreement will be renewed automatically for successive one-year terms unless 90 days’ prior written notice is given by either party in advance of the expiration date of any such extended term. The Employment Agreement provides that Ms. Epstein will receive a base salary at the rate of $240,000 per year. Ms. Epstein shall also be eligible to receive an annual bonus pursuant to the terms of our STIP, with the annual bonus potential to be a target of 40% of her base salary up to a maximum of 80% of base salary, based upon satisfaction of performance goals and bonus criteria to be defined and approved by the Committee in advance for each fiscal year in accordance with the terms of the applicable bonus plan. In addition, the Employment Agreement provides that Ms. Epstein is eligible to participate in all benefit programs for which senior executives generally are eligible, including the Company’s long-term incentive plans.
If Ms. Epstein’s employment is terminated without “cause” or she resigns for “good reason”, each as described in the Employment Agreement, Ms. Epstein will be entitled to, among other things, payment equal to her annual base salary in effect immediately prior to the date of termination, plus the amount equal to her target bonus for the fiscal year prior to the year of the termination. In addition, Ms. Epstein’s restricted stock awards will vest in full. Ms. Epstein also will be entitled to up to $25,000 in aggregate outplacement services to be used within one year of the date of termination.

Cohen Compensation
Mr. Howard S. Cohen served as Chairman of our Board from March 2008 through January 2014 and as a member of our Board from September 2007 until May 2014. Mr. Cohen also served as our Interim Chief Executive Officer in fiscal year 2013 and for part of January 2014. As Mr. Cohen was not considered an employee of the Company, we did not have an employment agreement with Mr. Cohen. However, on January 3, 2014, the Board approved a lump-sum cash payment in the amount of $250,000 to Mr. Cohen for his service as Interim Chief Executive Officer for fiscal year 2013 and for part of January 2014. The payment was made on February 10, 2014. The Compensation Committee also approved an amendment to his Performance Share Award Agreement to allow his shares to vest, when they vest for individuals still employed by the Company and an amendment to his Option Award Agreement to extend the period the option awards are exercisable to March 10, 2018, in recognition of his years of service to the Company.
Clawback Provisions
We maintain clawback provisions relating to bonus or incentive-based or equity-based compensation in our employment agreements with our executive officers. Under these clawback provisions, in the event of an accounting restatement as a result of misconduct, the executive must reimburse the company for certain compensation and profits previously received in the year following the original filing of the restated financial statements.
Risk Analysis of Compensation Program
The Committee has reviewed our compensation program to determine if the elements encourage excessive or unnecessary risk taking that reasonably could have a material adverse effect on the Company. There is no objective way to measure risk resulting from a company’s compensation program; therefore, such analysis is subjective in nature. After reviewing our compensation program, the Committee believes that the only elements that could incentivize risk taking are the annual cash incentives under the STIP and awards made under the 2006 LTIP with payouts dependent on the achievement of certain performance levels by the Company. Since base salaries are fixed, they do not encourage risk taking. The same is true of awards under the 2006 LTIP that include only time-based vesting. Based upon the value of each of these elements to the overall compensation mix and the relative value each has to the other, the Committee believes that the Company’s compensation program is appropriately balanced. The Committee believes that the mix of short- and long-term awards minimizes risks that may be taken, as any risks taken for short-term gains ultimately could jeopardize not only the Company’s ability to meet the long-term performance objectives, but also appreciation in the Company’s stock price. In addition, the Committee believes that the establishment of reasonable performance goals, the capping of payouts, and the avoidance of any steep payout changes at the various payout levels of the performance-based STIP and LTIP compensation components further reduce any risk-taking incentive that may be associated with these compensation elements. As a result, the Committee does not believe that our compensation program incentivizes unreasonable risk taking.
Internal Revenue Code Section 162(m)
In making compensation decisions, the Committee also considers the potential impact of Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended from time to time (“Section 162(m)”). Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for the Chief Executive Officer and the other executive officers, other than compensation that is performance-based under a plan that is approved by the stockholders of the Company and meets other technical requirements. However, the Committee reserves the right to provide for compensation to executive officers that may not be deductible if it believes such compensation is in the best interests of the Company and its stockholders.
COMPENSATION COMMITTEE REPORT
The Compensation Committee reviewed and discussed the “Compensation Discussion and Analysis” set forth above with management. Based on such review and discussions, the Compensation Committee recommended to the Board that such Compensation Discussion and Analysis be included in this Proxy Statement and incorporated in the Company’s Annual Report on Form 10-K.
M. Richard Warner, Chairman
Richard S. Grant
Gregory S. Nixon
Alan H. Schumacher

COMPENSATION OF EXECUTIVE OFFICERS
2014 SUMMARY COMPENSATION TABLE
The following table sets forth the cash and non-cash compensation for 2014, 2013, and 2012, awarded to our Chief Executive Officer, our current and former Chief Financial Officers, our Senior Vice President, Sales and Operations, our Vice President, General Counsel and Corporate Secretary and our Interim Chief Executive Officer. We refer to these individuals as our “named executive officers.”

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Comp. ($)(2)	All Other Comp. ($)	Total ($)
Mitchell B. Lewis, President and Chief Executive Officer (3)	2014	600,000	600,000	1,044,000	—	14,795	2,258,795
Susan C. O’Farrell, SVP, CFO, Treasurer, and Principal Accounting Officer (4)	2014	238,462	335,000	512,000	—	—	1,085,462
Robert P. McKagen, SVP, Sales & Operations (5)	2014	300,000	—	248,000	—	—	548,000
	2013	274,141	30,000	674,471	—	—	978,612
Sara E. Epstein, VP, General Counsel, and Corporate Secretary (6)	2014	240,000	—	37,200	—	—	277,200
	2013	231,969	17,500	161,953	—	—	411,422
Howard S. Cohen, Director, Board of Directors (7)	2014	—	—	50,582	—	36,250	86,832
	2013	—	—	3,207,692	—	250,000	3,457,692
H. Douglas Goforth, Former SVP, CFO, Treasurer, and Principal Accounting Officer (8)	2014	187,981	—	—	—	745,229	933,210
	2013	425,000	—	1,692,423	—	18,787	2,136,210
	2012	400,000	—	557,326	138,125	19,310	1,114,761

(1)
The amounts in this column were calculated based on the grant date fair value of our common stock, in accordance with FASB ASC Topic 718. Stock awards generally vest in various increments over multi-year periods. As a result, this grant date fair value may not be indicative of the ultimate value the executive may receive under these grants.

(2)
Under the fiscal 2012 STIP, the Committee determined that based on the Company’s financial performance, including EBITDA achievement, a bonus should be given to the named executive officers. During January 2013, in lieu of a cash bonus for fiscal 2012 STIP, the named executive officers received restricted stock awards. The economic value of this bonus, presented in the above table, for Mr. Goforth was $138,125. This award vested one year from the date of grant.

(3)
Mr. Lewis’ “Base Salary” represents the pro-rata share of his $650,000 annual salary between the commencement date of his employment with the Company and January 3, 2015. Mr. Lewis received a sign-on bonus of $100,000 during fiscal 2014 and a guaranteed bonus of $500,000 during fiscal 2015, as required under his employment agreement. The amount set forth under “All Other Compensation” for 2014 includes an auto allowance of $4,615, a club dues allowance of $4,615, life insurance premiums paid by the Company of $2,123 for coverage of $1 million, health benefits paid by the Company of $1,742, and an executive physical exam of $1,700. We have only presented one year of compensation for Mr. Lewis as his employment with the Company did not begin until January 2014.

(4)
Ms. O’Farrell’s “Base Salary” represents the pro-rata share of her $400,000 annual salary between the commencement date of her employment with the Company and January 3, 2015. Ms. O’Farrell received a sign-on bonus of $75,000 during fiscal 2014 and a guaranteed bonus of $260,000 during fiscal 2015, as required under her employment agreement. We have only presented one year of compensation for Ms. O’Farrell as her employment with the Company did not begin until May 2014.

(5)	We have only presented two years of compensation for Mr. McKagen as he became a named executive officer in fiscal 2013.

(6)	We have only presented two years of compensation for Ms. Epstein as she became a named executive officer in fiscal 2013.

(7)
Mr. Cohen was not an employee of the Company but was paid a single payment of $250,000 in February 2014 for services rendered as Interim Chief Executive Officer from May 2013 through January 2014. This payment was approved by the Board. Mr. Cohen served as Chairman of the Board through May 2014. The amount set forth under “All Other Compensation” for 2014 includes fees received in fiscal 2014 of $36,250 for attending Board and committee meetings.

(8)
Mr. Goforth no longer was employed by the Company effective June 1, 2014; thus his compensation represents five months of pay for fiscal 2014. Mr. Goforth’s “All Other Compensation” for fiscal 2014 includes severance of $701,250, outplacement of $25,000, unused vacation of $8,786, a club dues allowance of $3,173, an auto allowance of $2,539, health benefits paid by the Company of $2,355, and an executive physical exam of $2,126.

GRANTS OF PLAN-BASED AWARDS FOR 2014
The table below sets forth information regarding all grants of awards made to the named executive officers during 2014. For further information regarding the terms of certain of these grants, see “Compensation Discussion and Analysis” above.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards # of Shares (2)	All Other Option Awards # of Shares Underlying Option	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Max ($)	Threshold (#)	Target (#)	Max (#)
Mitchell B. Lewis (3)	1/20/14	325,000	650,000	1,300,000	—	—	—	—	—	—	—
	01/20/14				—	—	—	600,000			1,044,000
Susan C. O’Farrell (3)	5/19/14	130,000	260,000	520,000	—	—	—	—	—	—	—
	05/19/14				—	—	—	400,000			512,000
Robert P. McKagen (4)	01/05/14	97,500	195,000	390,000	—	—	—	—	—	—	—
	05/23/14				—	—	—	200,000			248,000
Sara E. Epstein (4)	01/05/14	48,000	96,000	192,000	—	—	—	—	—	—	—
	05/23/14				—	—	—	30,000			37,200
Howard S. Cohen (5)	01/20/14				—	—	—	29,070			50,582
H. Douglas Goforth (6)	01/05/14	138,125	276,250	552,500	—	—	—	—	—	—	—

(1)
These columns show the range of possible payouts which were targeted for 2014 performance under the Company’s STIP as described in the section titled “Annual Bonuses” in the Compensation Discussion and Analysis and are based on the named executive officer’s final base salary for 2014.

(2)	The restricted stock grants disclosed in the table were all issued pursuant to the Company’s 2006 LTIP.

(3)
The restricted stock award presented for each of Mr. Lewis and Ms. O’Farrell and granted on January 20, 2014, and May 19, 2014, respectively, vests in three equal tranches on the anniversary of each respective grant date.

(4)
The Compensation Committee awarded restricted stock to executives on May 23, 2014. These restricted stock awards vest in three equal tranches on the anniversary of January 24 each year, starting January 24, 2015.

(5)
Mr. Cohen is not an employee of the Company, and therefore is not a participant in the STIP. Mr. Cohen did receive restricted stock grants in fiscal 2014 for his director retainer fee. Mr. Cohen’s awards vested on May 15, 2014, when he no longer held his position with the Board, for a total value of $37,500.

(6)
We are presenting Mr. Goforth’s estimated possible payouts under the STIP for 2014 as he was a named executive officer during fiscal 2014. Mr. Goforth did not receive any restricted stock grants during fiscal 2014.

2014 OUTSTANDING EQUITY AWARDS AT YEAR END
The following table sets forth certain information with respect to unexercised stock options, unvested shares of restricted stock, and unvested performance shares held on January 3, 2015, by each of our named executive officers.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Un-exercised Options Un-exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested	Market Value of Shares of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Mitchell B. Lewis	—	—	—	—	600,000	684,000	—	—
Susan C. O’Farrell	—	—	—	—	400,000	456,000	—	—
Robert P. McKagen	9,000	—	14.01	06/05/16	312,670	356,444	110,271	125,709
Sara E. Epstein	—	—	—	—	94,401	107,617	10,962	12,497
Howard S. Cohen (3)	750,000	—	4.66	03/10/18	—	—	724,047	825,413
H. Douglas Goforth (4)	—	—	—	—	—	—	—	—

(1)	As of January 3, 2015, the fair value of these awards was computed based on the opening price of our common stock on January 2, 2015, of $1.14.

(2)
The number of shares reported is the target number of performance shares granted in January and June 2013 that have not yet vested. Each of the performance share grants contain three tranches, with a tranche vesting on each anniversary of the date of grant, if the Company exceeds certain financial metrics. Otherwise, the performance shares are forfeited.

During fiscal 2014, Mr. Cohen did not stand for re-election. The Compensation Committee approved an amendment to his Performance Share Award Agreement to allow his shares to vest, when they vest for individuals still employed by the Company. This amendment was determined to be a modification of the award, and an adjustment related to the difference in fair value was recorded in fiscal 2014. The award was classified as a liability award, and was marked to market. There were 724,047 of these shares remaining as of January 3, 2015.

(3)
During fiscal 2014, Mr. Cohen did not stand for re-election. The terms of his original Option Award Agreement provided for Mr. Cohen to exercise any vested awards within 12 months of the date of separation from the Company. The Compensation Committee approved an amendment to his Option Award Agreement to allow his shares to remain outstanding the remaining term of the original term of ten years. This amendment was determined to be a modification of the award, and an adjustment related to the difference in fair value was recorded in fiscal 2014.

(4)	Mr. Goforth vested in all unvested restricted stock and performance shares as of the date of his separation, described further above, effective June 1, 2014.

OPTION EXERCISES AND STOCK VESTED
The following table sets forth information with respect to shares of restricted stock and performance shares that vested in 2014. No stock options held by the named executive officers were exercised in 2014.

	Stock Awards
Name	Number of Shares Acquired on Vesting (1)	Value Realized on Vesting ($)(2)
Mitchell B. Lewis	—	—
Susan C. O’Farrell	—	—
Robert P. McKagen (3)	80,135	128,869
Sara E. Epstein (4)	15,481	25,473
Howard S. Cohen (5)	391,094	626,222
H. Douglas Goforth (6)	1,106,187	1,523,320

(1)
The Committee recognized that many employees have made significant contributions to the Company over the past several years, but have not received recognition for their effort through additional compensation. In an effort to provide recognition of these employees’ contributions and as a part of the Company’s retention strategy, the Committee decided to award performance shares to these employees, including the named executive officers, in January and June 2013. The performance shares are released only upon the successful achievement of specific, measurable performance criteria approved by the Compensation Committee. The performance shares, when earned, vest in three equal tranches. If the performance targets are not met, the awards will be canceled. The first tranche of the performance shares were modified by the Compensation Committee in the fourth quarter of fiscal 2013, despite the performance criteria not being achieved. The fair value of the first tranche of these grants was adjusted upon modification. The fair value of the second and third tranches continues to be based on the fair value on the date of grant.

(2)	The value realized on vesting for stock awards represents the number of shares acquired on vesting multiplied by the opening price of our common stock on the applicable vesting date.

(3)
During fiscal 2014, Mr. McKagen vested in the first tranche of each of the 2013 January and June performance share grants. The number of shares acquired on the vesting of his performance shares was 55,135 with a value of $85,369. The remaining 25,000 shares of restricted stock had a value of $43,500.

(4)
During fiscal 2014, Ms. Epstein vested in the first tranche of each of the 2013 January and June performance share grants. The number of shares acquired on the vesting of her performance shares was 5,481 with a value of $8,073. The remaining 10,000 shares of restricted stock had a value of $17,400.

(5)
During fiscal 2014, Mr. Cohen vested in the first tranche of each of the 2013 January and June performance share grants. The number of shares acquired on the vesting of his performance shares was 362,024 with a value of $588,722. Mr. Cohen did not stand for re-election. As a result, Mr. Cohen vested in restricted shares of 29,070 with a value of $37,500 upon termination of his service with the Board.

(6)
During fiscal 2014, Mr. Goforth’s performance shares vested upon his separation from the Company. The number of shares acquired on the vesting of his performance shares was 469,788 with a value of $640,241. The remaining 636,399 shares of restricted stock had a value of $883,078.

Payments upon Certain Events of Termination or Change-in-Control
As described above under “Compensation Discussion and Analysis — Employment Agreements,” certain of our named executive officers are entitled to receive payments in connection with the termination of their employment by the Company in certain circumstances. Additionally, our named executive officers hold equity awards issued pursuant to our 2006 LTIP. Options, restricted stock, and performance shares issued pursuant to these plans generally vest automatically upon a change in control of the Company. As described above, Mr. Goforth and Mr. Cohen were not employed by the Company as of January 3, 2015. For additional information regarding Mr. Goforth’s severance arrangement, see “Release Agreement with Previous Chief Financial Officer.”

The following table describes the estimated present value of unvested restricted stock and performance share awards that would have immediately vested in the event that the named executive officer’s employment was terminated by reason of death or disability on January 3, 2015. All outstanding option awards held by the named executive officers were fully vested at January 3, 2015.

Name	Value of Restricted Stock ($)(1)	Value of Performance Shares ($)(1)(2)	Total ($)(1)
Mitchell B. Lewis	684,000	—	684,000
Susan C. O’Farrell	456,000	—	456,000
Robert P. McKagen	356,444	—	356,444
Sara E. Epstein	107,617	—	107,617

(1)	As of January 3, 2015, the fair value of these awards was computed based on the opening price of our common stock on January 2, 2015, of $1.14.

(2)
Vesting occurs pursuant to the terms in the performance share agreement, excluding the requirement of continued full-time employment through the vesting date. The named executive officers would receive zero value for their performance shares at January 3, 2015, in the event that the named executive officer’s employment was terminated by reason of death or disability.

The following table describes the estimated present value of payments and unvested restricted stock and performance share awards that would have immediately vested in the event that a change in control of the Company occurred on January 3, 2015. All outstanding option awards held by the named executive officers were fully vested at January 3, 2015.

Name	Salary and Bonus ($)	Continuing Medical Coverage ($)	Value of Restricted Stock ($)(1)	Value of Performance Shares ($)(1)	Total ($)(1)
Mitchell B. Lewis	2,450,000	13,346	684,000	—	3,147,346
Susan C. O’Farrell (2)	1,320,000	11,078	456,000	—	1,787,078
Robert P. McKagen	—	—	356,444	125,709	482,153
Sara E. Epstein	—	—	107,617	12,497	120,114
Howard S. Cohen (3)	—	—	—	825,413	825,413

(1)	As of January 3, 2015, the fair value of these awards was computed based on the opening price of our common stock on January 2, 2015, of $1.14.

(2)	Assuming a change in control at year end, Ms. O’Farrell would receive a pro-rata portion of her annual bonus based on the number of days she was employed by the Company during the performance year.

(3)
During fiscal 2014, Mr. Cohen did not stand for re-election. The Compensation Committee approved an amendment to his Performance Share Award Agreement to allow his shares to vest, when they vest for individuals still employed by the Company, as discussed above. There were 724,047 of these shares remaining as of January 3, 2015 with a value of $825,413.

In addition to accelerated vesting of outstanding equity awards upon a change in control, our named executive officers are entitled to receive certain other payments in connection with certain termination events specified in their employment agreements. As described above under “Compensation Disclosure & Analysis — Employment Agreements,” in the case of Mr. Lewis, Ms. O’Farrell, Mr. McKagen, and Ms. Epstein, any of the Company’s obligations to make cash payments following the termination of their respective employment is contingent upon the executive complying with certain restrictive covenants contained in their respective employment agreements. The restrictive covenants for Mr. Lewis, Ms. O’Farrell, and Mr. McKagen prohibit, during periods defined in the agreements and subject to certain limited exceptions, (i) competing with the Company, (ii) employing or soliciting Company employees, (iii) interfering with Company relationships with its customers or vendors and (iv) disclosing or using in an unauthorized manner any of the Company’s confidential or proprietary information. These restrictive covenants generally limit the employee’s competitive activities for a period of one year following the later of the expiration or termination of employment under the employment agreement. The restrictive covenants for Ms. Epstein prohibit items (ii) through (iv) above.
In the event that any of the named executive officers’ employment is terminated by the Company “for cause,” we are only obligated to pay the executive his or her salary and provide the executive with fringe benefits through the date of termination.

The following table describes the estimated present value of payments and unvested restricted stock and performance share awards that would have been due to the named executive officers in the event that their employment was terminated by the Company due to a “termination without cause” (as defined in the employment agreement) or by the executive for “good reason” (as defined in the employment agreement) on January 3, 2015. Such amounts would be payable pursuant to the terms of their agreements with the Company as described in the footnotes to the table as well as above under “Employment Agreements.”

Name	Salary and Bonus ($)	Continuing Medical Coverage ($)	Outplacement Services Allowance ($)	Value of Restricted Stock ($)(1)	Value of Performance Shares ($)	Total ($)
Mitchell B. Lewis (2)	1,800,000	11,605	—	684,000	—	2,495,605
Susan C. O’Farrell (2)(3)	920,000	7,385	—	456,000	—	1,383,385
Robert P. McKagen (2)(3)	495,000	11,221	25,000	356,444	—	887,665
Sara E. Epstein	336,000	4,268	25,000	107,617	—	472,885

(1)	As of January 3, 2015, the fair value of these awards was computed based on the opening price of our common stock on January 2, 2015, of $1.14.

(2)
Vesting occurs pursuant to the terms in the performance share agreement, excluding the requirement of continued full-time employment through the vesting date, and therefore, the performance shares would remain outstanding and vest, if and when they vest for the individuals still employed by the Company. The named executive officers would receive zero value for their performance shares at January 3, 2015.

(3)
Assuming Ms. O’Farrell’s and Mr. McKagen’s employment were terminated at year end, they would receive a pro-rata portion of their annual bonus based on the number of days they were employed by the Company during the performance year.

DIRECTOR COMPENSATION FOR 2014
Shown below is information concerning the compensation for each member of the Board for fiscal 2014, other than Mr. Lewis and Mr. Cohen. Mr. Lewis’ compensation is reported above in the 2014 Summary Compensation Table.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2)($)	All Other Compensation ($)	Total ($)
Kim S. Fennebresque (3)	85,334	48,871	—	134,205
Richard S. Grant (4)	82,679	58,645	—	141,324
Roy W. Haley (5)	106,250	161,860	—	268,110
Ronald E. Kolka (6)	60,167	49,686	—	109,853
Steven F. Mayer	—	—	—	—
Gregory S. Nixon (7)	23,808	32,005	—	55,813
Alan H. Schumacher (8)	106,250	63,533	—	169,783
M. Richard Warner (9)	108,125	58,645	—	166,770

(1)
Our directors who are not current employees of the Company, current employees or members of Cerberus’ operations team, or the Chairman of our Board, referred to as our outside directors, receive an annual director’s retainer fee. For fiscal 2014, our outside directors received a retainer fee with an economic value of $50,000. For fiscal 2013 and fiscal 2014, these directors could elect to receive this retainer in either cash, shares of restricted stock, or a combination thereof. Mr. Nixon joined the Company in fiscal 2014, and received a pro-rated portion of this retainer fee based on the amount of time he served as an outside director on the Board during the year. Each outside director received the entire amount in cash.

The Board approved compensation to be paid to Mr. Haley as Non-Executive Chairman of the Board for fiscal 2014 in the amount of $260,000 per year, to be paid as follows: cash in the amount of $100,000, to be paid quarterly in advance; and $160,000 in restricted shares of the Company’s common stock, issued on January 20, 2014, with one-quarter of such shares to vest on each of the following dates: April 5, 2014, July 5, 2014, September 4, 2014, and January 3, 2015.
In addition, each outside director received a fee of $1,250 in cash for each directors’ meeting attended. Outside directors also received a fee of $20,000 in cash for serving as chairperson of a committee or $10,000 in cash for being a member of a committee. The grant date fair value of awards granted during 2014, other than those awards discussed in this footnote, is included in the “Stock Awards” column of the above table. Directors who currently are employed by the Company or Cerberus, or who are members of Cerberus’ operations team, do not receive additional consideration for serving as directors, except that all directors are entitled to reimbursement for travel and out-of-pocket expenses in connection with their attendance at board and committee meetings.

(2)
The amounts in this column were calculated based on the grant date fair value of our common stock, in accordance with FASB ASC Topic 718. Stock awards generally vest in various increments over multi-year periods. As a result, this grant date fair value may not be indicative of the ultimate value the executive may receive under these grants. The grant date fair value of restricted stock awards granted during 2014, other than those described in Footnote 1, is included in the “Stock Awards” column of the above table. Messrs. Fennebresque, Grant, Schumacher, and Warner also received a retainer fee that was paid in restricted stock, with no option to be received in cash, that equated to 28,249 shares for each applicable director with a grant date fair value of $48,871 and an economic value of $50,000. These awards vested on January 14, 2015. Mr. Kolka received a retainer fee that was paid in restricted stock, with no option to be received in cash, that equated to 31,447 shares with a grant date fair value of $49,686 and an economic value of $50,000. This award vested on January 31, 2015. In addition, members of our Audit Committee received shares of restricted stock which will vest three years from the date of grant. These additional awards are described within footnotes 3, 4, 6, 8 and 9 of this table.

(3)
Mr. Fennebresque serves as the Chairman of the Nominating and Governance Committee of the Board. On August 14, 2014, Mr. Fennebresque joined the Audit Committee as the third director on the committee. At January 3, 2015, Mr. Fennebresque held 28,249 shares of restricted stock. As discussed in Footnote 2, these awards, which were received in fiscal 2014, had a grant date fair value of $48,871 and vested on January 14, 2015. The grant date fair value of this award is included in the “Stock Awards” column in the above table.

(4)
On August 14, 2014, Mr. Grant joined the Compensation Committee as the third director on the committee. Mr. Grant also serves as a member of the Audit Committee of the Board. At January 3, 2015, Mr. Grant held 44,112 shares of restricted stock, 1,146 performance shares and fully vested options to purchase 10,000 shares of the Company’s common stock. Included in the total shares are 5,650 shares of restricted stock received in fiscal 2014 for additional fees related to serving on the Audit Committee, which had a grant date fair value of $9,775. This award cliff vests three years from the date of grant. During fiscal 2014, as discussed in Footnote 2, Mr. Grant also received 28,249 shares with a grant date fair value of $48,871. This award vested on January 14, 2015. The grant date fair value for these awards is included in the “Stock Awards” column in the above table.

(5)
Mr. Haley serves as the Chairman of the Board. At January 3, 2015, Mr. Haley held 4,049 shares of restricted stock received for additional fees related to serving on the Audit Committee during fiscal 2013, which had grant date fair value of $9,961. This award cliff vests three years from the date of grant. During fiscal 2014, as discussed in Footnote 1, Mr. Haley also received 93,023 shares with a grant date fair value of $161,860. One-quarter of the award vested on each of the following dates: April 5, 2014, July 5, 2014, September 4, 2014, and January 3, 2015. The grant date fair value of these awards is included in the “Stock Awards” column in the above table.

(6)
Mr. Kolka serves as a member of the Nominating and Governance Committee of the Board. At January 3, 2015, Mr. Kolka held 31,447 shares of restricted stock. As discussed in Footnote 2, these awards, which were received in fiscal 2014, had a grant date fair value of $49,686 and vested on January 31, 2015. The grant date fair value of this award is included in the “Stock Awards” column in the above table.

(7)
On August 13, 2014, Mr. Nixon joined the Nominating and Governance Committee and the Compensation Committee of the Board and received 25,401 shares of restricted stock, with a grant date fair value of $32,005. On September 2, 2014, Mr. Nixon became employed by Cerberus and therefore does not receive additional consideration for serving as a director. As a result, his shares were forfeited and he held no restricted stock as of January 3, 2015. Mr. Nixon also serves as a member of the Compensation Committee as of August 14, 2014.

(8)
Mr. Schumacher serves as the Chairman of the Audit Committee of the Board and as a member of the Compensation Committee of the Board. At January 3, 2015, Mr. Schumacher held 53,562 shares of restricted stock and 2,192 performance shares. Included in the total shares above are 8,475 shares of restricted stock received in fiscal 2014 for additional fees related to serving as chairperson of the Audit Committee, which had grant date fair value of $14,662. This award cliff vests three years from the date of grant. During fiscal 2014, as discussed in Footnote 2, Mr. Schumacher also received 28,249 shares with a grant date fair value of $48,871. This award vests on January 14, 2015. The grant date fair value of these awards is included in the “Stock Awards” column in the above table.

(9)
Mr. Warner serves as Chairman of the Compensation Committee and a member of the Nominating and Governance Committee of the Board. At January 3, 2015, Mr. Warner held 37,948 shares of restricted stock. Included in the total shares are 5,650 shares of restricted stock received in fiscal 2014 for additional fees related to serving on the Audit Committee, which had a grant date fair value of $9,775. This award cliff vests three years from the date of grant. During fiscal 2014, as discussed in Footnote 2, Mr. Warner received 28,249 shares with a grant date fair value of $48,871. This award vests on January 14, 2015. The grant date fair value of these awards is included in the “Stock Awards” column in the above table.

Compensation Committee Interlocks and Insider Participation
Messrs. Warner, Grant, Nixon, and Schumacher are the current members of the Compensation Committee. During fiscal 2014, Messrs. Cohen and Fennebresque also were members of the Compensation Committee. Mr. Cohen served as our Interim Chief Executive Officer from March 2008 through October 2008 and May 2013 through January 2014, and as our Executive Chairman from March 2008 through March 2009 and May 2013 through January 2014, and was a senior advisor to Cerberus. None of the current or former members of the Compensation Committee had any “interlocks” within the meaning of Item 407(e)(4) of the SEC Regulation S-K during fiscal year 2014.

AUDIT COMMITTEE REPORT
The Audit Committee is composed of independent directors as required by and in compliance with the listing standards of the NYSE. The Audit Committee operates under a written charter which is posted on the Company’s website at www.bluelinxco.com. The role of the Audit Committee is to assist the Board in its oversight of the integrity of the Company’s financial reporting process and compliance with legal and regulatory requirements. The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. The Company’s management is responsible for the preparation, presentation, and integrity of the Company’s financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures; and establishing and maintaining internal control over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements and internal control over financial reporting, and expressing an opinion on the conformity of those financial statements and internal control over financial reporting with United States generally accepted accounting principles and the standards of the Public Company Accounting Oversight Board.
The Audit Committee held eight meetings during the year. The Audit Committee met with management periodically during the year to consider the adequacy of the Company’s internal controls and the objectivity of its financial reporting. The Audit Committee discussed these matters with the Company’s independent registered public accounting firm and with the appropriate financial personnel. The Audit Committee also met privately with the independent registered public accounting firm, which has unrestricted access to the Audit Committee. The Audit Committee of the Board of Directors has reviewed and discussed the Company’s audited financial statements as of and for the fiscal year ended January 3, 2015, with management and the Company’s independent registered public accounting firm. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed under auditing standards generally accepted in the United States, including those matters set forth in Auditing Standard No. 16, as amended (Communications with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The independent registered public accounting firm has provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the Audit Committee concerning independence, and the Audit Committee has also discussed with the independent registered public accounting firm its independence. The Audit Committee has concluded that the independent registered public accounting firm is independent from the Company and its management.
Based on the reports and discussions described above, the Audit Committee has recommended to the Board that the Company’s audited financial statements be included in its annual report on Form 10-K for the fiscal year ended January 3, 2015, for filing with the SEC.
Respectfully Submitted by:

The Audit Committee of the
Board of Directors:

Alan H. Schumacher, Chairman
Kim S. Fennebresque
Richard S. Grant

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Review and Approval or Ratification of Related Person Transactions
Our legal department, Corporate Secretary, and Nominating and Governance Committee are primarily responsible for identifying and reviewing relationships and transactions in which the Company and our directors, executive officers, certain of our stockholders, or their immediate family members are participants to determine whether any of these “related persons” had or will have a direct or indirect material interest. In order to identify potential related person transactions, our legal department annually prepares and distributes to all directors and executive officers a written questionnaire which includes questions intended to elicit information about any related person transactions. Information regarding transactions with related persons or any violation of policy, including transactions involving a potential conflict of interest in violation of our Code of Ethical Conduct, may be anonymously reported by employees through our Business Conduct and Ethics Hotline.
If a related person transaction is identified by the legal department as one which must be reported in our Annual Report on Form 10-K or our Proxy Statement, as applicable, pursuant to applicable SEC regulations, we present the transaction to the Nominating and Governance Committee for its review and approval or ratification. In evaluating related person transactions, our Nominating and Governance Committee members apply the same standards of good faith and fiduciary duty they apply to their general responsibilities as a committee of the Board and as individual directors. The Nominating and Governance Committee Committee may approve a related person transaction when, in its good faith judgment, the transaction is in the best interests of the Company.
Cerberus, our majority stockholder, retains consultants who specialize in operations management and support and who provide Cerberus with consulting advice concerning portfolio companies in which funds and accounts managed by Cerberus or its affiliates have invested. From time to time, Cerberus makes the services of these consultants available to Cerberus portfolio companies. We believe that the terms of these consulting arrangements are favorable to us, or, alternatively, are materially consistent with those terms that would have been obtained by us in an arrangement with an unaffiliated third party. We have normal service, purchase, and sales arrangements with other entities that are owned or controlled by Cerberus. We believe that these transactions are not material to our results of operations or financial position.
For fiscal 2014 there were $210,000 in fees incurred for services provided by Cerberus. These fees were paid to Cerberus in fiscal 2014.
CORPORATE GOVERNANCE GUIDELINES AND CODE OF ETHICAL CONDUCT
Our corporate governance guidelines, as in effect from time to time, may be found on our website, www.bluelinxco.com. Our Board intends to review its corporate governance principles, committee charters and other aspects of governance as often as necessary to remain current in all aspects of corporate governance for similarly situated companies.
Our Board has adopted a policy to self-evaluate its performance on an annual basis.
Our Code of Ethical Conduct, applicable to all employees and officers as well as members of our Board, as in effect from time to time, may be found on our website, www.bluelinxco.com. Any amendment to or waiver of our Code of Ethical Conduct for any Board member, our Chief Executive Officer, our Chief Financial Officer as well as any other executive officer will be disclosed on our website, www.bluelinxco.com. Additionally, our corporate governance guidelines and Code of Ethical Conduct are available in print to any stockholder who requests them by writing to BlueLinx Holdings Inc., attn: Corporate Secretary, 4300 Wildwood Parkway, Atlanta, Georgia 30339.
Our Code of Ethical Conduct provides a procedure by which employees and others may directly or anonymously, through a secure toll-free phone number, inform our management and/or the Audit Committee of any alleged violation of our Code of Ethical Conduct, including any allegations of accounting fraud. Reporting employees are protected from retaliation and any other form of adverse action.

SUBMISSION OF STOCKHOLDER PROPOSALS
We currently expect to hold our 2016 annual meeting of stockholders in May 2016. There are two different deadlines for submitting stockholder proposals for the 2016 meeting. First, if you wish to have a proposal considered for inclusion in next year’s proxy statement, you must submit the proposal in writing so that we receive it by December 22, 2015. Proposals should be addressed to our principal executive offices, BlueLinx Holdings Inc., attn: Corporate Secretary, 4300 Wildwood Parkway, Atlanta, Georgia 30339. If you submit a proposal, it must comply with applicable laws, including Rule 14a-8 of the Exchange Act.
In addition, our bylaws provide that any stockholder wishing to nominate a candidate for director or to propose any other business at the 2016 annual meeting must give us timely written notice. This notice must comply with applicable laws and our bylaws. Copies of our bylaws are available to stockholders free of charge on request to our principal executive offices, BlueLinx Holdings Inc., attn: Corporate Secretary, 4300 Wildwood Parkway, Atlanta, Georgia 30339. To be timely, notice shall be delivered to our secretary before February 22, 2016, but no earlier than January 22, 2016; provided, that, in the event the date of the 2016 annual meeting is more than 30 days before or more than 70 days after the anniversary date of the 2015 Annual Meeting, notice by the stockholder must be delivered no earlier than 120 days before the 2016 annual meeting and no later than the later of 90 days before the 2016 annual meeting or 10 days following the day on which we make public announcement of the date of such meeting. The public announcement of an adjournment or postponement of an annual meeting of stockholders shall not commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.
DELIVERY OF PROXY MATERIALS
To reduce the expenses of delivering duplicate proxy materials to stockholders, we are relying upon SEC rules that permit us to deliver only one proxy statement and annual report to multiple stockholders who share an address, unless we receive contrary instructions from any stockholder at that address. All stockholders sharing an address will continue to receive separate proxy cards based on their registered ownership of our common stock. Any stockholder sharing such an address who does not receive an individual proxy statement and annual report may write or call us as specified below, and we will promptly send the materials to the stockholder at no cost. For future meetings, a stockholder may request separate copies of our proxy statement and annual report, or request that we only send one set of these materials if the stockholder is receiving multiple copies, by writing to the Board of Directors, in care of our Corporate Secretary, BlueLinx Holdings Inc., 4300 Wildwood Parkway, Atlanta, Georgia 30339, or by telephoning the Company at 770-953-7000.

Appendix A

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
BLUELINX HOLDINGS INC.
BlueLinx Holdings Inc., a corporation organized and existing under the laws of the State of Delaware, certifies that:
1. The original Certificate of Incorporation of BlueLinx Holdings Inc. was filed with the Secretary of State of the State of Delaware on August 26, 2004.
2. Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”), this Second Amended and Restated Certificate of Incorporation of BlueLinx Holdings Inc. restates, integrates and further amends the provisions of the Certificate of Incorporation of BlueLinx Holdings Inc.
3. This Second Amended and Restated Certificate of Incorporation of BlueLinx Holdings Inc. shall be effective upon filing with Secretary of State of the State of Delaware.
4. The text of the Certificate of Incorporation of BlueLinx Holdings Inc. is hereby amended and restated to read as follows:
ARTICLE I
The name of the Corporation is BlueLinx Holdings Inc. (the “Corporation”).
ARTICLE II
The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, County of New Castle, City of Wilmington, Delaware 19801. The Corporation Trust Company is the Corporation’s registered agent at that address.
ARTICLE III
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.
ARTICLE IV
A. Authorized Capital Stock. The total number of shares of all classes of stock which the Corporation shall have authority to issue is two hundred thirty million (230,000,000) shares, consisting of: (i) two hundred million (200,000,000) shares of common stock, par value one cent ($0.01) per share (the “Common Stock”), and (ii) thirty million (30,000,000) shares of preferred stock, par value one cent ($0.01) per share (the “Preferred Stock”).
B. Common Stock. Subject to the DGCL, this Second Amended and Restated Certificate of Incorporation and the rights, if any, of the holders of any outstanding series of Preferred Stock, the Common Stock of the Corporation shall possess all such rights and privileges as are afforded to capital stock by applicable law in the absence of any express grant or rights or privileges in the Corporation’s Second Amended and Restated Certificate of Incorporation, including, but not limited to, the following rights and privileges:
(i) Dividends may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the Corporation legally available for the payment of dividends;
(ii) The holders of Common Stock shall have the right to vote for the election of directors and on all other matters requiring shareholder action, each share being entitled to one vote; and
(iii) Upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the net assets of the Corporation available for distribution shall be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interests.
C. Preferred Stock. The Board of Directors is hereby expressly authorized to issue, at any time and from time to time, shares of Preferred Stock in one or more series. The number of shares within any such series shall be designated by the Board of Directors in one or more resolutions, and the shares of each series so designated shall have such preferences with respect to the Common Stock and other series of Preferred Stock, and such other rights, restrictions or limitations with respect to voting, dividends, conversion, exchange, redemption and any other matters, as may be set forth in one or more resolutions adopted by the Board of Directors. A certificate of designations setting forth any such designation, preferences, rights, restrictions or limitations shall be filed with the Delaware Secretary of State prior to the issuance of any shares of such series.

The authority of the Board of Directors with respect to the establishment of each series of Preferred Stock shall include, without limiting the generality of the foregoing, determination of the following matters which may vary between series:
(i) The number of shares constituting that series and the distinctive designation of that series;
(ii) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payments of dividends on shares of that series;
(iii) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;
(iv) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provisions for adjustment of the conversion rate in such events as the Board of Directors shall determine;
(v) Whether the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions;
(vi) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and
(vii) Any other relative preferences, rights, restrictions or limitations of that series, including but not limited to any obligations of the Corporation to repurchase shares of that series upon specified events.
ARTICLE V
The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the DGCL (including, without limitation, paragraph (7) of subsection (b) of Section 102 thereof), as the same may be amended and supplemented from time to time. No amendment or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.
ARTICLE VI
The Corporation shall indemnify and hold harmless, and advance expenses, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who (i) was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, nonprofit entity or other enterprise, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by such Covered Person in connection with such action suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful or (ii) was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, nonprofit entity or other enterprise, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) actually and reasonably incurred by such Covered Person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, except as otherwise provided by law. Notwithstanding the preceding sentence, except as otherwise provided in the Amended and Restated Bylaws of the Corporation (as the same may provide from time to time) (the “Amended and Restated Bylaws”), the Corporation shall be required to indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person only if the commencement of such proceeding (or part thereof) by the Covered Person was authorized by the Amended and Restated Bylaws, in any written agreement with the Corporation, or in the specific case by the Board of Directors or stockholders; provided, however, that if successful in whole or in part in any suit for the advancement of expenses or indemnification hereunder, the Covered Person shall be entitled to payment of the expense of litigating such suit. Nothing in this Article VI shall affect any rights to indemnification or advancement of expenses to which directors, officers, employees or agents of the Corporation otherwise may be entitled under the Amended and Restated Bylaws, any written agreement with the Corporation or otherwise. The Corporation may, to the extent authorized from time to time by the Board of Directors or stockholders, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article VI with respect to the indemnification and advancement of expenses of directors and officers of the Corporation. Without limiting the generality or the effect of the foregoing, the Corporation may enter into one or more agreements with any person that provides for indemnification greater or different than that provided in this Article VI. No amendment or repeal of this Article VI shall adversely affect any right or protection existing hereunder or pursuant hereto immediately prior to such amendment or repeal.
ARTICLE VII
The Board of Directors shall have the power to adopt, amend or repeal Bylaws of the Corporation, subject to the right of the stockholders of the Corporation to adopt, amend or repeal any Bylaw.
ARTICLE VIII
The election of directors of the Corporation need not be by written ballot, unless the Amended and Restated Bylaws of the Corporation otherwise provide.
ARTICLE IX
Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of fiduciary duty owed by any director, officer, employee or other agent of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, the Corporation’s Second Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws, or (d) any action asserting a claim governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court located within the State of Delaware or, if no state court located within the State of Delaware has jurisdiction, the federal district court of the District of Delaware) and such court shall have the fullest authority allowed by law to issue an anti-suit injunction to enforce this forum selection clause and to preclude suit in any other forum. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article IX.
If any provision contained in this Article IX is held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article IX (including, without limitation, each portion of any sentence of this Article containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

FORM OF PROXY CARD

BLUELINX HOLDINGS INC.
Annual Meeting of Stockholders
May 21, 2015 1:00 PM

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned appoints Sara E. Epstein and Susan C. O’Farrell, and each of them, as proxies, each with the power to appoint her substitute, and authorizes each of them to represent and vote, as designated below, all of the shares of stock of BlueLinx Holdings Inc. held of record by the undersigned on April 6, 2015, at the Annual Meeting of Stockholders of BlueLinx Holdings Inc. to be held on May 21, 2015, and at any and all adjournments or postponements thereof. The Board of Directors recommends voting FOR its nominees for director and FOR proposals 2 through 4.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the Board’s nominees for director in Proposal 1 and FOR Proposals 2 through 4.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

BLUELINX HOLDINGS INC. 4300 WILDWOOD PARKWAY ATLANTA, GA 30339 ATTN: SARA EPSTEIN	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
		☐	☐	☐

Nominees

01	Kim S. Fennebresque	02	Richard S. Grant	03	Roy W. Haley	04	Ronald E. Kolka	05	Mitchell B. Lewis
06	Steven F. Mayer	07	Gregory S. Nixon	08	Alan H. Schumacher	09	M. Richard Warner
The Board of Directors recommends you vote FOR proposals 2., 3. and 4.

		For	Against	Abstain
2.	Proposal to ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for fiscal year 2015.	☐	☐	☐
3.	Proposal to to approve an amendment to the BlueLinx Holdings Inc. Second Amended and Restated Certificate of Incorporation to provide for a Delaware forum selection clause.	☐	☐	☐
4.	Proposal to approve the advisory, non-binding resolution regarding the executive compensation described in this Proxy Statement.	☐	☐	☐
In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

For address change/comments, mark here. (see reverse for instructions)	☐
	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders mys sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date